                                                                     EXHIBIT 2.1


                           ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into on October 12, 1998 by and among AVTEAM, INC., a Florida corporation ("AVTEAM"), AVTEAM ENGINE REPAIR CORP., a Florida corporation and wholly-owned subsidiary of AVTEAM ("AVTEAM Sub," and together with AVTEAM, the "Purchaser"), M&M AIRCRAFT SERVICES, INC., a Florida corporation (the "Seller"), and the shareholders of the Seller listed on the signature page hereto, who constitute all of the shareholders of the Seller (collectively, the "Shareholders"). Certain other capitalized terms used herein are defined in Section 12.14 and throughout this Agreement.

                             PRELIMINARY STATEMENT:

         A. The Seller provides repair, maintenance, overhaul and related services for gas turbine aircraft engines and component parts for gas turbine aircraft engines (collectively, the "Business").

         B. AVTEAM, through AVTEAM Sub, desires to acquire and purchase, and the Seller and the Shareholders desire to sell, convey, transfer, assign and deliver to AVTEAM Sub, all of the Assets (as defined in Section 2.1 hereof), Properties and Business of the Seller upon the terms and subject to the conditions set forth in this Agreement.

                                   AGREEMENT

         In consideration of the foregoing recitals, the mutual covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the satisfaction or waiver of the conditions contained herein, the parties hereto agree as follows:


                                   ARTICLE I

                                 PURCHASE PRICE

         Section 1.1       Purchase Price.

                  (a) The purchase price (the "Purchase Price") to be paid by AVTEAM, through AVTEAM Sub, for the Assets (as defined in Section 2.1 hereof) shall be an amount in cash and shares of AVTEAM Class A Common Stock as set forth in Section 1.1(b) hereof. The Purchase Price shall be paid and delivered to the Seller and to the Escrow Agent (as defined in Section 1.1(b)(ii) hereof), subject to and in accordance with Section 1.1(b) hereof.

                  (b) At the Closing referred to in Section 3.1 hereof the Purchase Price shall be paid and delivered as follows:

                           (i)      An aggregate of $29,500,000 shall be paid
directly to the Seller by wire transfer in New York Clearing House Funds; and

                           (ii)     An aggregate of $500,000 in New York
Clearing House Funds and 350,000 shares of AVTEAM's Class A Common Stock, par value $.01 per share (the "AVTEAM Shares"; and collectively, the "Contingent Payment") shall be delivered to First Union National Bank, a national banking association (the "Escrow Agent"), as escrow agent. The Escrow Agent shall hold the Contingent Payment, together with any increases thereupon (including any income, interest, dividends or other distributions) (the "Escrow Fund") in accordance with the terms of an Escrow Agreement (which shall be attached hereto as Exhibit A and consistent with the provisions of this Agreement) (the "Escrow Agreement") for a period of time commencing on the Closing Date and expiring 19 months following the Closing Date (the "Escrow Period"). Upon the expiration of the Escrow Period, the Contingent Payment shall be paid directly to the Seller from the Escrow Fund, subject to any deferrals or reductions as set forth in the Escrow Agreement or Article IX hereof.

                  (c)      Purchase Price Allocation.

                           (i)      The Purchase Price shall be allocated among
the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder. Upon the completion by the Purchaser's independent accountants of an audit of the Seller's financial records (as defined in Section 5.5 hereof), the Seller and the Shareholders and the Purchaser shall jointly prepare within 10 days of such audit a schedule for the allocation of the Purchase Price as contemplated by the immediately preceding sentence (the "Purchase Price Allocation Schedule"). If the Seller and the Shareholders, on the one hand, and the Purchaser, on the other, in good faith disagree with the Purchase Price Allocation Schedule, then either party may notify the others in writing of such disagreement (the "Notice of Disagreement"). The Notice of Disagreement shall set forth in reasonable detail the basis for the disagreement. Thereafter, the Seller and the Shareholders and the Purchaser shall attempt in good faith to resolve and finally determine the Purchase Price Allocation Schedule. If the Seller and the Shareholders and the Purchaser are unable to resolve the disagreement within 30 days after the delivery of the Notice of Disagreement, the Seller and the Shareholders and the Purchaser shall select a mutually acceptable, nationally recognized independent accounting firm (the "Independent Accountant") which does not then have a material relationship with, the Purchaser, the Seller or the Shareholders to resolve the disputed items and make a determination with respect thereto. Such determination will be made, and written notice thereof given to the Seller and the Shareholders and the Purchaser within 30 days after such selection. The determination by the Independent Accountant shall be final, binding and conclusive upon the parties hereto. The scope of the Independent Accountant's engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Notice of Disagreement, and the recalculation, if any, of the Purchase Price Allocation Schedule in light of such resolution and such firm shall be deemed to be acting as experts and not as arbitrators. One-half of the fees, costs and expenses of the Independent Accountants, if any, will be borne by the Purchaser and the balance by the Seller and the Shareholders.

                           (ii)     The Seller, the Shareholders and the
Purchaser agree to file timely all returns required under Code Section 1060 and the regulations promulgated thereunder based on the allocations set forth on the Purchase Price Allocation Schedule, and further agree that they will not take any position inconsistent therewith on any return or other document of any kind or in the course of any audit, examination or other proceeding by or before any federal, state, local or other taxing authority (or other governmental agency), court or tribunal.

                  (d) Each certificate for the AVTEAM Shares issued in connection with this Agreement shall bear the following restrictive legend:

                           THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT
                  BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (the "1933 ACT"), NOR UNDER ANY STATE SECURITIES LAWS AND SHALL NOT BE TRANSFERRED, SOLD, ASSIGNED OR HYPOTHECATED UNTIL EITHER (I) A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY OR OTHER COUNSEL TO THE HOLDER OF SUCH SHARES, WHICH OPINION IS SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH SECURITIES MAY BE TRANSFERRED, SOLD, ASSIGNED OR HYPOTHECATED WITHOUT



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                  REGISTRATION UNDER THE 1933 ACT OR APPLICABLE STATE
                  SECURITIES LAWS.


                                   ARTICLE II


                SALE AND PURCHASE OF ASSETS; ASSUMED LIABILITIES

      Section 2.1 Sale and Purchase of Assets. On the terms and subject to the satisfaction or waiver of the conditions of this Agreement, at the Closing, the Seller shall sell, convey, transfer, assign and deliver to AVTEAM Sub, and AVTEAM, through AVTEAM Sub, shall purchase, acquire and accept delivery of, all of the Seller's right, title and interest in and to all of the assets, properties, improvements and other rights which are owned, leased, licensed or otherwise Used by the Seller in connection with the operation of the Business as of the Closing Date, including without limiting the generality of the foregoing:

               (a) all cash, cash equivalents, certificates of deposit and securities (including all petty cash, deposit and demand accounts in financial institutions and money market investments). A more detailed list of items included under this Section 2.1(a) shall be set forth on Schedule 2.1(a) hereto;

               (b) all trade accounts receivable arising from the provision of services, sale of inventory, notes receivable and insurance proceeds receivable (including without limitation, any claims, remedies and other rights related thereto) evidencing rights to payment through the Closing Date (other than the Excluded Assets referred to in Section 2.7 hereof). A more detailed list of items included under this Section 2.1(b) shall be set forth on
Schedule 2.1(b) hereto (collectively, the "Receivables");

               (c) all inventories of raw materials, work-in-process, finished goods, purchased parts, component parts, spare parts, gas turbine engines held for spare parts, inventory related paperwork and repair tags (including those traceable to the original aircraft engine from which parts, components or modules were removed) and related inventory items. A more detailed list of items included under this Section 2.1(c) shall be set forth on
Schedule 2.1(c) hereto (collectively, the "Inventories");

               (d) all assumable prepaid items for which the Purchaser would receive an economic benefit following the Closing Date, including all security and leasehold deposits reflected on Schedule 2.1(d) hereto (collectively, the "Deposits");

               (e) all machinery, equipment, owned gas turbine engines (including gas turbine engines held for lease, if any), molds, tooling, jigs, dies, measuring and calibrating devices, test cell equipment, automobiles and other vehicles, files, systems, furniture, fixtures, shelving and racking, office equipment, computers, computer equipment, computer software and computer systems, library of engine manuals and repair books and catalogs, records and engine repair procedures and leasehold improvements, including without limitation, those items listed on Schedule 2.1(e) hereto (collectively, the "Fixed Assets");

               (f) all patents, patent applications, trademarks, copyrights, trade names, all variants thereof and goodwill associated therewith, trade secrets, engineering drawings, blue prints, know-how, trade secrets, technical information and other related assets, including without limitation, those items listed on Schedule 2.1(f) hereto (collectively, the "Intellectual Property");

               (g) all customer lists, vendor lists, referral lists, domestic and foreign certificates and certifications, including without limitation (but only to the extent transferable), Federal Aviation Administration ("FAA") and Joint Aviation Authorities ("JAA") certificates or authorizations, whether or not listed on Schedules to this Agreement, franchises, Permits, licenses, telephone numbers, brochures, advertising materials and data, restrictive covenants, chooses in action and similar obligations owing to the Seller from present and former shareholders, officers, employees and agents, and other proprietary intangible assets, whether or not confidential, and all books, records, printouts, drawings, data, files, notes, notebooks, accounts, invoices, correspondence and memoranda (including all personnel and payroll records of all




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Employees (as defined in Section 5.8(a) hereof), who are offered and accept employment with the Purchaser). A more detailed list of items included under this Section 2.1(g) shall be set forth on Schedule 2.1(g) hereto;

               (h) all other factory maintenance, tools, supplies and materials and packaging and office supplies, whether or not expensed, including without limitation, those items listed on Schedule 2.1(h) hereto (collectively, the "Supplies");

               (i) all rights and benefits under all: (A) purchase orders on-hand and customer quotations; all general terms agreements and other agreements with original equipment manufacturers; and all other contract rights, commitments and claims which are specified under or pursuant to all manufacturers' warranties and any licenses or license agreements relating to any Intellectual Property; (B) contracts and agreements, including orders and commitments covering the purchase of Inventories, repair services and/or Supplies, the providing of gas turbine engine repair, overhaul or maintenance services and/or products or parts to customers; and all agency, consultant and distribution agreements, personal property leases, license agreements, and other commitments, including such of the foregoing which are listed on Schedule
5.11 hereto, or otherwise expressly disclosed on other Schedules to this Agreement; (C) contracts and agreements, including orders and commitments to purchase those additional assets which have been ordered for the Business prior to the Closing Date, whether or not received as at the Closing Date, and which are listed or identified on Schedule 2.1(i) hereto to be provided by the Seller to the Purchaser prior to the Closing Date; and (D) all other contracts, orders and commitments which are not required to be scheduled pursuant to this Agreement and (in the case of such unscheduled contracts, orders and commitments) which have been entered into by the Seller in the normal and ordinary course of business of the Seller prior to the Closing Date and since the date hereof have not been entered into in violation of any of the Seller's and the Shareholders' covenants and agreements contained in this Agreement (collectively, the "Contracts");

                  (j) all of the real estate of the Seller which is leased as described on Schedule 2.1(j) hereto;

                  (k) except as it may relate to the Unassumed Liabilities (as defined in Section 2.3 hereof), all rights, benefits and claims of the Seller, including rights of indemnification, awards, settlements, judgments, monetary relief and/or replacement of Inventories, products and Supplies, which may be asserted against any customer, vendor, manufacturer or supplier of the Seller;

                  (l)      the rights and benefits under all leases of Fixed
Assets;

                  (m) all customer cash proceeds in respect of the Deposits;

                  (n) the goodwill and value of the Business as a going concern;

                  (o) all other assets and properties owned by the Seller on the Closing Date and Used in connection with the operation of the Business; and

                  (p)      all rights to  refunds of Taxes.

         It is specifically understood and agreed by the parties hereto that AVTEAM Sub is acquiring, and the Seller is selling, all of the tangible and intangible assets Used by the Seller in the Business (other than the Excluded Assets as referred to in Section 2.7 hereof). The foregoing assets and properties to be transferred to the Purchaser (but not the Excluded Assets as referred to in Section 2.7 hereof) are hereinafter collectively referred to as the "Assets." All of the Schedules identified in this Section 2.1 shall be updated by the Seller to reflect any changes therein up to and including the Closing Date and such Schedules, if changed, shall be approved by the Purchaser in its sole and absolute discretion.

         Section 2.2       Assumed Liabilities. Except as set forth in Section
2.3 hereof, AVTEAM Sub agrees to and will at the Closing assume and agree to pay, discharge and perform when lawfully required (i) all of the obligations, duties and liabilities of the Seller set forth on the Seller's Balance Sheet dated



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June 30, 1998 (the "Latest Balance Sheet" and the date of such balance sheet shall be the "Latest Balance Sheet Date") and not paid or discharged on or prior to the Closing Date, and (ii) all of the obligations, duties and liabilities of the Seller incurred since the Latest Balance Sheet Date in the ordinary course of business consistent with past practice which are incurred in accordance with the provisions of this Agreement (collectively, the "Assumed Liabilities"). The Purchaser may, in accordance with Section 9.4 hereof, set off against the Escrow Fund any amounts AVTEAM Sub pays in excess of the Assumed Liabilities, in its sole discretion, in order to satisfy any indebtedness, obligations, duties or liabilities of the Seller as of the Closing Date which are enforceable in accordance with their terms and any such amounts paid by the Purchaser shall be deemed Losses (as defined in Section 9.1 hereof) except that to the extent any such Loss is directly related to an Asset acquired by the Seller on or before June 30, 1998 and not set forth on the Latest Balance Sheet no such set off shall be made.

         Section 2.3 Unassumed Liabilities. The parties expressly agree that the Seller shall retain and the Purchaser shall not assume or otherwise become liable for the following obligations or liabilities of the Seller or the
Shareholders: (i) any liability not set forth on the Latest Balance Sheet, including Taxes for all periods ending on or prior to the Closing Date, (ii) any liability or obligation related to (V) that certain property located at 13155 Ixora Court, Keystone Harbor Club, Unit 806, Miami, Florida (the "Condominium"), (W) that certain Pratt & Whitney JT8D aircraft engine (serial no. 689953) owned by the AGES Group, L.P. (the "AGES Engine"), (X) the repair or replacement of No. 6 scavenge pump brackets on aircraft engines repaired by the Seller prior to Closing, including labor, travel and out-of-pocket costs incurred or to be incurred related to such repair or replacement, (Y) FAA penalties or fines related to the Business or the work of the Seller completed prior to the Closing Date, and (Z) the repair or replacement of engines or engine parts required to be repaired or replaced by the Seller as a result of FAA Airworthiness Directives or Service Bulletins relating to the work of the Seller completed prior to the Closing Date and (iii) any liability since the Latest Balance Sheet Date not incurred in the ordinary course of business (collectively, the "Unassumed Liabilities"). The Purchaser shall be indemnified against any liability or obligation related to the Unassumed Liabilities in accordance with Article IX hereof.

         Section 2.4 Instruments of Conveyance and Transfer of Books and Records. At the Closing, the Seller shall deliver to the Purchaser, such deeds, bills of sale, endorsements, assignments and other instruments of sale, conveyance, transfer and assignment, reasonably satisfactory in form and substance to the Purchaser and its counsel, as may be reasonably requested by the Purchaser, in order to convey to AVTEAM Sub good and merchantable title to the Assets, free and clear of all Liens, other than Liens relating to the Assumed Liabilities set forth on Schedule 2.4 hereto. AVTEAM, through AVTEAM Sub, shall pay all sales, use, transfer or stamp taxes, or similar charges, if any, payable by reason of the sale hereunder.

         Section 2.5 No Expansion of Third Party Rights. The assumption by AVTEAM Sub of the Assumed Liabilities, and the transfer thereof by the Seller, shall in no way expand the rights or remedies of any third party against the Purchaser or the Seller as compared to the rights and remedies which such third party would have had against the Seller had AVTEAM Sub not assumed such Assumed Liabilities. Without limiting the generality of the preceding sentence, the assumption by AVTEAM Sub of the Assumed Liabilities shall not create any third party beneficiary rights.

         Section 2.6 Assignment of Contracts. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of AVTEAM Sub thereunder. If such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would affect the rights of the Seller thereunder so that AVTEAM Sub would not in fact receive all such rights, the Seller and the Shareholders shall cooperate with the Purchaser to the extent necessary to provide for AVTEAM Sub the benefits under such claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment, including enforcement for the benefit of AVTEAM Sub of any and all rights of the Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise.



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         Section 2.7       Excluded Assets.  Notwithstanding the foregoing, the
Assets to be acquired by the Purchaser pursuant to this Agreement shall not include (i) any claim of the Seller or any judgment or settlement which may be obtained in favor of the Seller in that certain case styled M&M Aircraft Services, Inc. v. Aviation Distributors, Inc. and EC Technologies, Inc. filed in Dade County, Florida Circuit Court (Case No. 97-29611 CA 06) or that certain case styled EC Technologies, Inc. v. M&M Aircraft Services, Inc. filed in U.S. District Court for the Western District of Texas, San Antonio Division (Case
No. SA-97-CA-1322-BF) or any case or cases (against Seller's insurance carrier or others) arising from the same facts or involving the same parties thereto and (ii) the Condominium, the improvements thereon and any and all furniture and fixtures unrelated to the Business located at the Condominium
(collectively, the "Excluded Assets"). The Purchaser shall be indemnified against any liability or obligation related to the Excluded Assets in accordance with Article IX hereof.


                                  ARTICLE III

                                    CLOSING

         Section 3.1 Closing. Subject to the satisfaction or waiver of the conditions stated in Article VII hereof, the closing of the transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m., Miami, Florida time, as of the month end date immediately after the conditions set forth in Sections 7.1 through 7.3 hereof have been satisfied or waived, at the offices of Baker & McKenzie, 1200 Brickell Avenue, 19th Floor, Miami, Florida 33131, unless another date or place is agreed to in writing by the parties hereto. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date." The Closing shall be deemed completed as of 11:59 p.m. Miami time on the Closing Date.

         Section 3.2 Deliveries by the Seller. At or prior to the Closing, the Seller shall deliver to the Purchaser:

                           (i) a bill of sale in the form attached hereto as Exhibit B ("Bill of Sale") and such other deeds, bills of sale, certificates of title, endorsements, assignments, releases, Permits and other instruments, in such form as is commercially reasonably satisfactory to AVTEAM and as shall be sufficient to vest in AVTEAM Sub good and merchantable title to the Assets and shall deliver to AVTEAM Sub immediate possession of the Assets;

                           (ii) a certified copy of all necessary corporate action on behalf of the Seller approving its execution, delivery and performance of this Agreement;

                           (iii) a certificate executed by the President of the Seller to the effect that the conditions set forth in Sections 7.3(a) through 7.3(e) hereof, have been satisfied;

                           (iv) a certificate executed by the President or Chief Financial Officer of the Seller described in Section 7.3(j) hereof;

                           (v) the opinion of counsel set forth in Section 7.3(f) hereof;

                           (vi) evidence of the consents required pursuant to Section 7.3(i) hereof;

                           (vii) evidence of amendment of Seller's FAA Air Agency certificate to reflect the current location of Seller's facilities; and



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                           (viii)   such other documents or instruments
                                    reasonably requested by the Purchaser
                                    consistent with the consummation of the
                                    transactions contemplated by this
                                    Agreement.


         Section 3.3 Deliveries by the Purchaser. At or prior to the Closing, the Purchaser shall deliver to the Seller:

                           (i) by wire transfer in New York Clearing House Funds to the Seller, the payment described in Section 1.1(b)(i) hereof as being required to be paid by AVTEAM, through AVTEAM Sub, at Closing;

                           (ii) by delivery to the Escrow Agent, the AVTEAM Shares described in Section 1.1(b)(ii) hereof as being required to be delivered by AVTEAM to the Escrow Agent at Closing;

                           (iii) a certified copy of all necessary corporate action on behalf of each of AVTEAM and AVTEAM Sub approving its execution, delivery and performance of this Agreement and the Collateral Agreements to which it is a party;

                           (iv) a certificate executed by an authorized officer of AVTEAM to the effect that the conditions set forth in Sections 7.2(b) and 7.2(c) hereof have been satisfied;

                           (v) the opinion of counsel set forth in Section 7.2(d) hereof;

                           (vi) the executed Collateral Agreements to which it is a party; and

                           (vii)    such other documents or instruments
                                    reasonably requested by the Seller
                                    consistent with the consummation of the
                                    transactions contemplated by this
                                    Agreement.

         Section 3.4 Termination in Absence of Closing. If by the close of business on December 31, 1998 (the "Termination Date"), the Closing has not occurred, then any party hereto may thereafter terminate this Agreement by written notice to such effect to the other parties hereto without liability of or to any party to this Agreement or any shareholder, director, officer, employee or representative of such party unless the reason for the Closing having not occurred is such party's willful breach of the provisions of this Agreement; provided, however, that any termination pursuant to this Section 3.4 shall not relieve any party hereto who was responsible for the Closing having not occurred of any liability for (x) such party's willful breach of the provisions of this Agreement, or (y) the failure of such party to perform its obligations under this Article III on such date, if all of the conditions to such party's obligations set forth in Article VII (other than Section 7.1(c) hereof) have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 3.1 hereof.


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         As a material inducement to the Seller and each of the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents and warrants to the Seller and the Shareholders as to the matters set forth on Exhibit C hereto, the full text of which is incorporated herein by reference as if set forth herein in their entirety.



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



                                   ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF
                        THE SELLER AND THE SHAREHOLDERS

         As a material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller and the Shareholders, jointly and severally, hereby represent and warrant to the Purchaser as to the matters set forth on Exhibit D hereto, the full text of which is incorporated herein by reference as if set forth herein in their entirety.


                                   ARTICLE VI

                          OBLIGATIONS PRIOR TO CLOSING

         From the date of this Agreement through the Closing, except as to Sections 6.2 and 6.3 hereof as to which the obligations of Sections 6.2 and 6.3 hereof shall be from June 30, 1998 through the Closing:

         Section 6.1 AVTEAM's Access to Information and Assets. The Seller and the Shareholders shall permit AVTEAM and its authorized employees, agents, accountants, legal counsel, lenders and other representatives, at AVTEAM's own expense, to have access to the books, records, employees, counsel, accountants, and other representatives of the Seller at all times reasonably requested by AVTEAM for the purpose of conducting an investigation ("AVTEAM's Due Diligence Investigation") of the Seller's financial condition, corporate status, operations, business and Properties and, immediately after execution of this Agreement, to commence a financial and environmental audit of the Seller. The Seller and the Shareholders have made available and will continue to make available to AVTEAM for examination and reproduction, at AVTEAM's own expense, all documents and data of every kind and character relating to the Seller in possession or control of, or subject to reasonable access by, the Shareholders or the Seller, including, without limitation, all files, records, data and information relating to the Assets (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. The Seller and the Shareholders have not withheld any information or documents from AVTEAM which may cause, directly or indirectly, Losses (as defined in Section 9.1 hereof) to AVTEAM. Also, the Seller shall allow AVTEAM, at AVTEAM's own expense, access to, and the right to inspect, the Assets. Seller and the Shareholders hereby ratify and confirm any access heretofore granted with respect to AVTEAM's Due Diligence Investigation.

         Section 6.2 Seller's Conduct of Business and Operations. The Seller or the Shareholders shall keep AVTEAM advised as to all material operations and proposed material operations relating to the Seller or the Assets. The Seller shall (a) conduct its business in the ordinary course, (b) use its best efforts to keep available to the Seller the services of present employees, (c) maintain the Fixed Assets in good operating condition and repair and utilize them in a workmanlike manner, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection with the Business in a timely manner, (e) use reasonable efforts to keep all Contracts listed or required to be listed on Schedule 5.11 hereto in full force and effect, (f) comply in all material respects with all of the covenants contained in all Contracts, (g) maintain in force until the Closing Date insurance policies (subject to the provisions of Section 6.6 hereof) equivalent to those in effect on the date hereof, (h) use its best efforts to preserve the Assets, the Business and the goodwill related thereto, and the relationships with its present customers, officers, employees, suppliers, staff and others having a business relationship with it, and (i) comply in all material respects with all applicable Legal Requirements. Except as otherwise contemplated in this Agreement, the Shareholders shall use their best efforts to preserve the present relationships of the Seller with persons having significant business relations therewith.

         Section 6.3 General Restrictions. Except as otherwise expressly permitted in this Agreement, without the prior written consent of AVTEAM, the Seller shall not:

                           (i)      except as disclosed on Schedule 6.3 (i)
hereto, (A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in view of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Seller or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                           (ii)     except as disclosed on Schedule 6.3 (ii)
hereto, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

                           (iii)    amend its articles of incorporation or
bylaws (or similar organizational documents), except as set forth in Section
6.19 hereof;

                           (iv)     acquire or agree to acquire (A) by merging
or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Seller, except purchases of assets in the ordinary course of business consistent with past practice;

                           (v)      sell, lease, license, mortgage or otherwise
encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties, including the Assets except
(A) in the ordinary course of business consistent with past practice, or (B) pursuant to any Contracts;

                           (vi)     (A)     incur any indebtedness for borrowed
money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Seller, guarantee any debt securities of another person, enter into any "keep well" or other agreements to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of the foregoing, except for borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person;

                           (vii)    except as disclosed on Schedule 6.3 (vii)
hereto, make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $100,000 (other than those required pursuant to currently outstanding Contracts or in the ordinary course of business consistent with past practice);

                           (viii)   make any material tax election which has or
could have a Material Adverse Effect on the Purchaser or settle or compromise any material tax liability;

                           (ix)     pay,  discharge, settle or satisfy any
claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Seller Financial Statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Seller is a party;

                           (x)      except in the ordinary course of business
consistent with past practice, modify, amend or terminate any Contract;

                           (xi)     except in the ordinary course of business
consistent with past practice, enter into any contracts, agreements, arrangements or understandings relating to performance by third parties of the Seller's services;

                           (xii)    except as required to comply with applicable
law (A) adopt, enter into, terminate or amend any benefit plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except in a manner consistent with past practice or with the prior written approval of the Purchaser), (C) pay any benefit not provided for under any benefit plan, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreement or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan except in a manner consistent with past practice;

                           (xiii)   make any change in any method of accounting
or accounting practice or policy other than those required by GAAP; or

                           (xiv)    except in the ordinary course of business
consistent with past practice, issue credit memos representing price adjustments related to services previously rendered to customers; or

                           (xv)     authorize any of, or commit or agree to take
any of, the foregoing actions.

         Section 6.4 Notice Regarding Changes. The Shareholders shall promptly inform AVTEAM in writing of any change in facts and circumstances that could render any of the representations, warranties or covenants made herein by the Seller or the Shareholders inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question. Subject to the limitations imposed by law, and/or the Nasdaq rules, AVTEAM shall promptly inform the Shareholders in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

         Section 6.5 Consents and Best Efforts. Each of the parties hereto shall use all commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, and consult and fully cooperate with and provide reasonable assistance to each other party and their respective representatives in order to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable hereafter, including without limitation, (i) using all commercially reasonable best efforts to make all filings, applications, notifications, reports, submissions and registrations with, and to obtain all consents, approvals, authorizations or permits of, governmental entities or other persons or entities as are necessary for the consummation of the transactions contemplated by this Agreement, and (ii) taking such actions and doing such things as any other party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate the transactions contemplated hereby, as specified in Article VII of this Agreement, to be fully satisfied.

         Section 6.6 Casualty Loss. If, between the date of this Agreement and the Closing, any of the Properties of the Seller shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause which materially affects the ability of the Seller to conduct its business (a "Casualty Loss"), then the Shareholders may, if requested by AVTEAM, (i) cause the Seller to cause such Properties to be repaired or replaced prior to the Closing with Property of substantially the same condition and function, (ii) cause the Seller to deposit in a separate account an amount sufficient to cause such Property to be so repaired or replaced, or (iii) enter into contractual arrangements with the Seller satisfactory to AVTEAM in its sole and absolute discretion, so that the Seller or the Assets will have at the Closing the same economic value as if such casualty had not occurred.

         Section 6.7 Employee Matters. The Shareholders shall take (or cause the Seller to take) all actions necessary or appropriate to cause each plan or benefit program or agreement in effect on the date of this Agreement to remain in full force and effect until the Closing Date.

         Section 6.8 No Solicitation. The Shareholders and the Seller and its officers, directors, employees, representatives and agents have immediately ceased any discussions or negotiations with any parties, if any, with respect to a Third Party Acquisition Proposal (as defined below). Neither the Seller nor any of the Shareholders shall, nor shall they permit any of their Affiliates to, nor shall they authorize or permit any of their officers, directors or employees or any investment banker, attorney or other advisor or representatives retained by them or any of their Affiliates to (i) solicit, initiate or knowingly encourage the submission of, any Third Party Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Acquisition Proposal. For purposes of this Agreement, "Third Party Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of all or a portion or more of the assets of the Seller or all or a portion of any class of equity securities of the Seller or any offer to acquire or purchase that if consummated would result in any person beneficially owning all or a portion of any class of equity securities of the Seller, or any merger, consolidation, business combination, sale of assets, recapitalization, liquidation, dissolution or similar transaction involving the Seller, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or delay, or dilute materially the benefits to AVTEAM of the transactions contemplated hereby. Until this Agreement is terminated in accordance with its provisions, the Seller and the Shareholders will immediately notify AVTEAM if any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions.

         Section 6.9 Trading in AVTEAM's Class A Common Stock. Except as otherwise expressly consented to by AVTEAM, from the date of this Agreement until the Closing Date, neither the Seller nor the Shareholders (nor any Affiliates thereof) will, directly or indirectly, purchase or sell (including short sales) any shares of AVTEAM's Class A Common Stock in any transactions effected on Nasdaq or otherwise, or sell, transfer, pledge, dispose of or otherwise part with any interest in or with respect to or in any other manner reduce their investment risk with respect to any AVTEAM Shares to be received pursuant to this Agreement.

         Section 6.10 Shareholder Vote. Each of the Shareholders, in executing this Agreement, consents as a shareholder of the Seller to the transactions contemplated hereby, and waives notice of any meeting in connection therewith, and hereby releases and waives all rights with respect to the transactions contemplated hereby under the articles of incorporation or bylaws of the Seller and any agreements among the Shareholders and the Seller relating to the sale, purchase or voting of any capital stock of the Seller. At Closing, the Shareholders agree that any and all agreements relating to the sale, purchase or voting of capital stock of the Seller shall be terminated.

         Section 6.11 Compliance with Covenants. The Shareholders shall cause the Seller to comply with all of the respective covenants of the Seller under this Agreement.

         Section 6.12 Cooperation. Each of the parties agrees to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation or the Nasdaq rules (or any exchange on which AVTEAM's Class A Common Stock may be listed) in connection with the transactions contemplated by this Agreement and to use their respective commercially reasonably good faith efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

         Section 6.13 Confidentiality; Publicity. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior consent of the other parties hereto. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior written approval of the other parties, except that AVTEAM may make such public disclosure which it believes in good faith to be required by law or by the terms of any listing agreement with or requirements of Nasdaq.

         Section 6.14 Employment Agreements. On or before the Closing, each of the Shareholders shall have entered into employment agreements substantially in the form attached hereto as Exhibits F.1, F.2 and F.3) (the "Executive Employment Agreements"), which shall include non-competition provisions, to take effect on and after the Closing Date.

         Section 6.15 AGES Engine. The Purchaser hereby covenants and agrees that the Seller or the Shareholders shall be permitted to prosecute or defend, at its own expense and by its own counsel, any claim or action arising out of or related to the AGES Engine. If the Seller or the Shareholders decide to prosecute or defend such claim or action, the Purchaser shall make available to the Seller or the Shareholders any books, records or other documents within its control that are necessary or appropriate for such defense.

         Section 6.16 Shipment of Engines and Engine Parts. Except in a manner consistent with the Seller's prior business practices, the Seller and the Shareholders covenant and agree to not ship any engines or engine parts to any customer which has not paid in full (without reduction or offset) the invoiced amount for the work performed on such engines or engine parts without the prior written consent of AVTEAM which consent shall not be unreasonably withheld.


                                  ARTICLE VII

       CONDITIONS TO SELLER'S, SHAREHOLDERS' AND PURCHASER'S OBLIGATIONS

         Section 7.1 Conditions to Obligations of All Parties. The respective obligations of each party to carry out the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) All filings with all Governmental Authorities required to be made in connection with the transactions contemplated hereby shall have been made, and all orders, permits, waivers, authorizations, exemptions, and approvals of such entities required to be in effect on the date of the Closing in connection with the transactions contemplated hereby shall have been issued, and all such orders, permits, waivers, authorizations, exemptions or approvals shall be in full force and effect on the date of the Closing; provided, however, that no provision of this Agreement shall be construed as requiring any party to accept, in connection with obtaining any other requisite approval, clearance or assurance of non-opposition, avoiding any challenge, or negotiating settlement, any condition that would materially change or restrict the manner in which the Seller, AVTEAM or AVTEAM Sub conducts or proposes to conduct its business, and no transfers of licenses shall occur prior to the Closing.

                  (b) None of the parties hereto shall be subject to any statute, rule, regulation, decree, ruling, injunction or other order issued by any Governmental Authorities of competent jurisdiction (collectively, an "Injunction") which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated by this Agreement.

                  (c) Mutual agreement by the Seller and the Shareholders, on the one hand, and the Purchaser, on the other, in the respective sole and absolute discretion of each party, with respect to all environmental matters relating to the Property located at Building 2120/703 at the Miami International Airport known as Test Cell No. 6, and the assumption of any liabilities or obligations for such environmental matters, provided that the conditions set forth in this subsection (c) shall be deemed satisfied and agreed upon by the parties, so long as the Seller's and the Shareholder's liability for such environmental matters is limited to the amount of the Escrow Fund.

         Section 7.2 Conditions to Obligations of the Seller and the Shareholders. The obligations of the Seller and the Shareholders to carry out the transactions contemplated by this Agreement are subject, at the option of the Shareholders, to the satisfaction, or waiver by the Seller and the Shareholders, of the following conditions:

                  (a) AVTEAM and AVTEAM Sub shall have furnished the Seller and the Shareholders with a certified copy of all necessary corporate action on their behalf approving their execution, delivery and performance of this Agreement and each of the Collateral Agreements.

                  (b) All representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all respects at Closing, as if such representations and warranties were made at and as of the Closing, except for changes contemplated by the terms of this Agreement except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms thereof, and the Purchaser shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by the Purchaser at or prior to the Closing; provided, however, that neither the Seller nor the Shareholders shall be entitled to refuse to consummate the transactions contemplated by this Agreement in reliance upon their own breach or failure to perform.

                  (c) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Shareholders or the Seller) shall be pending or threatened before any Governmental Authority seeking to restrain the Seller or the Shareholders from effectuating the transactions contemplated by this Agreement or prohibit the Closing or seeking Damages against the Shareholders or the Seller as a result of the consummation of the transactions contemplated by this Agreement.

                  (d) The Seller shall have received the opinion of Baker & McKenzie, counsel to the Purchaser, dated as of the Closing Date, in form and substance reasonably satisfactory to the Seller, as to the matters set forth on Exhibit F. In rendering such opinion, Baker & McKenzie may rely as to factual matters on certificates of officers and directors of the Purchaser and on certificates of governmental officials, and as to legal matters on opinions of other counsel reasonably acceptable to the Seller.

                  (e)      The Purchaser shall have executed the Escrow
Agreement.

                  (f) The Purchaser shall have executed and delivered to the Shareholders and the Seller the documents referred to in Section 3.3 hereof.

         Section 7.3 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to carry out the transactions contemplated by this Agreement are subject, at the option of the Purchaser, to the satisfaction, or waiver by the Purchaser, of the following conditions:

                  (a) The Seller shall have furnished the Purchaser with a certified copy of all necessary corporate action on its behalf approving its execution, delivery and performance of this Agreement and each of the Collateral Agreements to which it is a party.

                  (b) All representations and warranties of the Shareholders and the Seller contained in this Agreement shall be true and correct in all respects at Closing, as if such representations and warranties were made at and as of the Closing, except for changes contemplated by the terms of this Agreement except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms thereof, and the Shareholders and the Seller shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by Shareholders and the Seller at or prior to the Closing; provided, however, that the Purchaser shall not be entitled to refuse to consummate the transaction in reliance upon its own breach or failure to perform.

                  (c) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Purchaser) shall be pending or threatened before any court or governmental agency seeking to restrain the Purchaser or prohibit the Closing or seeking Damages against the Purchaser, the Shareholders, the Seller or its Properties as a result of the consummation of the transactions contemplated by this Agreement.

                  (d) All notices and consents required to be given in connection with the transactions contemplated by this Agreement shall have been duly and timely given, and there shall not be any consent requirements with respect to the transactions contemplated by this Agreement that have not expired or been waived.

                  (e) Except for matters disclosed in the Schedules hereto, from the date hereof up to and including the Closing there shall not have been any damage, destruction or loss to the Seller (whether or not covered by insurance) that had or would reasonably be likely to have a Material Adverse Effect on the Seller.

                  (f) The Purchaser shall have received the opinion of Cohen, Chase & Hoffman, P.A. ("Seller's Counsel"), counsel to the Seller and the Shareholders, dated as of the Closing Date, in form and substance reasonably satisfactory to the Purchaser, as to the matters set forth on Exhibit G. In rendering such opinion, Seller's Counsel may rely as to factual matters on certificates of officers and directors of the Seller and the Shareholders and on certificates of governmental officials, and as to legal matters on opinions of other counsel reasonably acceptable to the Purchaser.

                  (g) The Shareholders shall have executed and delivered to the Purchaser the Escrow Agreement.

                  (h) All proceedings to be taken by the Shareholders and the Seller in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser and their counsel, and the Purchaser and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

                  (i) The Purchaser shall have received written evidence, in form and substance reasonably satisfactory to the Purchaser, of the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties (including, without limitation, FAA, JAA and persons or other entities leasing real or personal property to the Seller), except where the failure to have obtained any such consent would not have a Material Adverse Effect on any of the parties hereto following the Closing.

                  (j) The daily average revenues (the "Daily Average Revenues") of the Seller from the Latest Balance Sheet Date through the date which is three days prior to the Closing Date shall not be less than $100,000, which shall be calculated by dividing (X) the net revenues for such period by
(Y) the total number of days for such period, and shall be accompanied by a certificate executed by the Chief Financial Officer or President of the Seller to the effect that the amount of the Daily Average Revenues for such period has been calculated from the books and records of the Company and in a manner consistent with the preparation of the Seller Financial Statements.


                                  ARTICLE VIII

                                    SURVIVAL

         Section 8.1 Survival of Representations and Warranties of the Seller and the Shareholders. All representations and warranties of the Seller and the Shareholders shall survive the execution and delivery of this Agreement and the Closing hereunder, and, except as otherwise specifically provided in this Agreement shall thereafter terminate and expire 12 months from the Closing Date, other than (i)

Section 5.6(b) hereof, which shall survive with respect to liabilities relating to engine repairs completed prior to the Closing for a period ending (30) days after the expiration of any applicable warranty or contract period and (ii) Sections 5.9, 5.14, 5.15(e), 5.17, 5.27, 5.28 and 5.29 hereof, which shall survive the Closing until six months following the applicable statute of limitations.

         Section 8.2 Survival of Representations and Warranties of AVTEAM. All representations and warranties of AVTEAM shall survive the execution and delivery of this Agreement and the Closing hereunder, and, except as otherwise specifically provided in this Agreement shall thereafter terminate and expire
12 months from the Closing Date, other than Sections 4.2, 4.6 and 4.7 hereof, which shall survive the Closing and terminate and expire 24 months from the Closing Date.

         Section 8.3 Representations and Warranties In General. Notwithstanding any right of any party hereto fully to investigate the affairs of any other party hereto and notwithstanding any Knowledge of facts determined or determinable by any party hereto pursuant to such investigation or right of investigation, each of AVTEAM and AVTEAM Sub, on the one hand, and the Seller and the Shareholders, on the other hand, has the right to rely fully upon the representations, warranties, covenants and agreements of the Purchaser or the Seller and the Shareholders, as the case may be, contained in this Agreement, or in any certificate delivered pursuant to any of the foregoing; provided, that no party hereto shall be entitled to rely on any representation or warranty made by any other party hereto to the extent that such party has Knowledge, and the other party or parties (or any of them) are not aware, that such representation or warranty is untrue or incorrect in any material respect.

                                   ARTICLE IX

                                INDEMNIFICATION

         Section 9.1 Obligation of the Shareholders to Indemnify. Subject to the limitations contained in Article VIII and Article IX hereof, the Shareholders, jointly and severally, agree to indemnify, defend and hold harmless the Purchaser (and their Affiliates, successors and assigns and their respective officers and directors) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements, but offset by any proceeds from insurance and taking into account the present value of any tax savings to the Purchaser or the Seller resulting from such losses, liabilities, damages, deficiencies, costs or expenses) (collectively, "Losses") based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Seller or the Shareholders contained in this Agreement (except that the failure to include any liability directly related to an Asset acquired by the Seller on or before June 30, 1998 which is not set forth on the Latest Balance Sheet shall not be deemed to be a breach of Section 5.6(a) hereof), (ii) any regulating or licensing obligations of the Seller arising on or prior to the Closing Date,
(iii) any Taxes incurred by the Seller with respect to items attributable to periods prior to the Closing Date, (iv) any subsequent adjustment by any Taxing Authority with respect to items attributable to periods prior to the Closing Date or (v) any warranty of the Seller attributable to any repair or replacement work completed by the Seller prior to the Closing Date which, individually or in the aggregate, is in excess of the amount of the warranty reserves as set forth on the Closing Date Financial Statements referred to in
Section 11.7 hereof.

         Section 9.2 Obligation of AVTEAM to Indemnify. Subject to the limitations contained in Article VIII and Article IX hereof, AVTEAM agrees to indemnify, defend and hold harmless the Seller and the Shareholders from and against any Losses based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of AVTEAM contained in this Agreement or any engine repair completed by AVTEAM after the Closing.

         Section 9.3       Notice and Opportunity to Defend.

                  (a) Notice of Asserted Liability. Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to any other party (or parties) obligated to provide indemnification pursuant to
Section 9.1 or 9.2 hereof (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

                  (b) Opportunity to Defend. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. In the event that the Indemnitee shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to adversely affect the Indemnitee's Tax liability or the ability of either AVTEAM or AVTEAM Sub to conduct its business, or that the Indemnitee may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those defenses that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnitee shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend the claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

         Section 9.4       Set-Off Rights.

                  (a) The Seller and each Shareholder specifically agree that, subject to subsections (b) and (c) of this Section 9.4, any claims for indemnification by the Purchaser against the Seller or the Shareholders (or any of them) hereunder shall be satisfied solely against the Escrow Fund pursuant to the Escrow Agreement, except with respect to a breach of Sections 5.14(b), 5.17, 5.20, 5.27 and 11.8 hereof. Any claim made against the Escrow Fund shall be applied pari passu against the cash portion of the Escrow Fund and the AVTEAM Shares in the Escrow Fund until all cash is exhausted, after which any remaining Losses will be discharged against the remaining AVTEAM Shares.

                  (b) The Purchaser shall give Shareholders not less than thirty (30) days' notice (the "AVTEAM Notice") of its intention to deduct or set-off any amounts pursuant to this Section 9.4, including in such notice a description of the Purchaser's indemnification claim. If none of the Shareholders object in writing to such deduction or set-off at least two business days prior to the date of the proposed set-off set forth in the AVTEAM Notice (the "Set-Off Date"), then such proposed deduction or set-off shall become effective on such date and shall not be subject to further review, challenge or adjustment, absent fraud.

                  (c) If any of the Shareholders timely object in writing to the set-off proposed in the AVTEAM Notice, and if the Purchaser and the objecting Shareholder(s) are unable to resolve such dispute on or prior to the Set-Off Date, then (i) the proposed deduction or set-off shall be effective only as to undisputed amounts, and (ii) any disputed amounts shall be retained in escrow to be held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement. In the event that a dispute among the parties arises pursuant to this Section 9.4(c), the party who is later determined to have been in error in attempting to enforce or dispute the payment or set-off shall (i) pay the reasonable legal and accounting fees, costs and expenses incurred by the prevailing party in presenting, arguing and resolving such dispute.

         Section 9.5       Minimum; Deductible.

                  (a) Subject to the exclusions and other provisions of Sections 9.5 and 9.6 hereof, the Shareholders will have no liability (for indemnification or otherwise) for the Losses described in Section 9.1 hereof until the total of all Losses with respect to such matters exceeds $200,000 (the "Minimum"). Upon Losses exceeding such amount, the Shareholders shall be liable, jointly and severally, for the full amount of such Losses in excess of $200,000. In calculating Losses, the concept of materiality set forth in individual representations and warranties shall be disregarded as to all Losses once the Minimum is exceeded. The Minimum shall not apply to (i) any breach of the representations and warranties of the Seller and the Shareholders contained in Sections 5.6(b) and 5.7 hereof, (ii) the matters described in Section 9.5(b) below, (iii) any breach of the obligations set forth in Section 11.8 hereof and
(iv) any breach of any of Seller's or the Shareholders' representations and warranties of which either Seller or any Shareholder had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by either Seller or any Shareholder. The Shareholders shall be fully liable, jointly and severally, for all Losses with respect to all breaches to which the Minimum does not apply.

                  (b) The Shareholders will have no liability (for indemnification or otherwise) with respect to Losses related to the representations and warranties of the Seller and the Shareholders contained in
Section 5.6(d) hereof until the total of all Losses with respect to the matters set forth in Section 5.6(d) hereof exceeds $50,000; provided, however, that upon such Losses exceeding $50,000, the Shareholders shall be liable, jointly and severally, for the full amount of such Losses in excess of $50,000.

         Section 9.6 Shareholders' Limitations on Liability. Notwithstanding any other provision of this Agreement, the indemnification obligations of the Shareholders in respect of Losses shall not exceed (i) $500,000, and the interest thereon plus (ii) the value of the AVTEAM Shares in the Escrow Fund at the time a claim for indemnification is made (the "Indemnity Cap"). The Indemnity Cap shall not apply to breaches of the representations and warranties and covenants set forth in Sections 5.14(b), 5.17, 5.20, 5.27 and
11.8 hereof.

         Section 9.7 AVTEAM's Limitations on Liability. Notwithstanding any other provision of this Agreement, the indemnification obligations of AVTEAM in respect of Losses shall not exceed $350,000. Such $350,000 indemnity cap shall not apply to (i) the Assumed Liabilities set forth in Section 2.2 hereof and (ii) breaches of the representations and warranties forth in Section
4.6 hereof, provided, however, that AVTEAM shall have no liability in excess of the amount of the Assumed Liabilities.


                                   ARTICLE X

                              REGISTRATION RIGHTS

         The Shareholders shall have the following registration rights with respect to the AVTEAM Shares issued to them:

         Section 10.1 Registration Rights for the AVTEAM Shares; Filing of Registration Statement. If AVTEAM proposes to file a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering its Class A Common Stock for a public offering and sale of such shares (other than one on Form S-8 or S-4), AVTEAM will, prior to such filing, give written notice to the Holders of the AVTEAM Shares of its intention to do so. For purposes of this Article X, a person is deemed to be a "Holder" of AVTEAM Shares whenever such person is the record owner of the AVTEAM Shares. Upon the written request of any Holder of the AVTEAM Shares given within 20 days after AVTEAM provides such notice (which request shall state the intended method of disposition of such AVTEAM Shares), AVTEAM shall use its reasonable commercial efforts to cause all AVTEAM Shares which AVTEAM has been requested by the Holder to register to be registered in such Registration Statement under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the Holders' request; provided, however, that AVTEAM shall have the right to postpone or withdraw any registration effected pursuant to this
Section 10.1 without any obligation to the Holders whatsoever. In connection with any registration under this Section 10.1, involving an underwritten offering, AVTEAM shall not be required to include any AVTEAM Shares in such registration unless the Holder(s) accept the terms of the underwriting as reasonably agreed upon between AVTEAM and the underwriters selected by it. If, in the opinion of the managing underwriter, it is appropriate because of marketing factors to limit the number of AVTEAM Shares to be included in the offering, then AVTEAM shall be required to include in the registration only that number of AVTEAM Shares, if any, which the managing underwriter believes should be included therein, and AVTEAM shall be entitled to include before such AVTEAM Shares such number of shares of AVTEAM's Class A Common Stock to be issued by AVTEAM or the person for which such registration is being effected in the offering. If the number of AVTEAM Shares to be included in the offering in accordance with the foregoing is less than the total number of AVTEAM Shares which the Holder(s) have requested to be included, then the Holder(s) and the other holders of securities entitled to be included in such registration shall participate in the registration pro rata based upon their total ownership of the unregistered AVTEAM Shares. Notwithstanding the foregoing, in the event that a shareholder of AVTEAM requests registration of its shares of AVTEAM's Class A Common Stock and has been granted piggyback registration rights pursuant to that certain Registration Rights Agreement dated as of December 6, 1996 by and among AVTEAM, Clipper Capital Associates, L.P., Clipper/Merchant Partners, L.P., Clipper Equity Partners I, L.P., Clipper/European Re, L.P. and Clipper/Merban, L.P., such shareholder shall be entitled to include before the AVTEAM Shares such number of shares of AVTEAM's Class A Common Stock held by such shareholder.

         Section 10.2 Expenses of Registration. AVTEAM shall pay all expenses incurred by AVTEAM in connection with the registration, qualification and/or exemption of the AVTEAM Shares, including any SEC and state securities law registration and filing fees, printing expenses, fees and disbursements of AVTEAM's counsel and accountants, transfer agents' and registrars' fees, fees and disbursements of experts used by AVTEAM in connection with such registration, qualification and/or exemption, and expenses incidental to any amendment or supplement to the Registration Statement or prospectuses contained therein. AVTEAM shall not, however, be liable for any sales, broker's or underwriting commissions or other selling expenses incurred upon sale by any Holder of any of the AVTEAM Shares.

         Section 10.3 Furnishing of Documents. AVTEAM shall furnish to the Holders such reasonable number of copies of the Registration Statement, such prospectuses as are contained in the Registration Statement and such other documents as the Holders may reasonably request in order to facilitate the offering of the AVTEAM Shares.

         Section 10.4 Amendments and Supplements. AVTEAM shall prepare and promptly file with the SEC and promptly notify the Holders of the filing of such amendments or supplements to the Registration Statement or prospectuses contained therein as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to the AVTEAM Shares is required to be delivered under the Securities Act, any event shall have occurred as a result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. AVTEAM shall also advise the Holders promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued. If, after a Registration Statement becomes effective, AVTEAM advises the Holders that AVTEAM considers it appropriate that the Registration Statement be amended, the Holders shall suspend any further sales of the AVTEAM Shares until AVTEAM advises the Holders that the Registration Statement has been amended, in which case AVTEAM shall cause such amendment to be filed as soon as reasonably practical.

         Section 10.5 Duration. AVTEAM shall maintain the effectiveness of the Registration Statement until such time as AVTEAM reasonably determines, based on an opinion of counsel, that the Holders will be eligible to sell all of the Shares then owned by the Holders without the need for continued registration of the shares, in the three month period immediately following the termination of the effectiveness of the Registration Statement. AVTEAM's obligations contained in this Article X shall commence on the date the AVTEAM Shares are released from the Escrow Fund and terminate on the first anniversary of the release of the AVTEAM Shares from the Escrow Fund, other than the obligations of AVTEAM and the Holders of AVTEAM Shares under Section 10.7 hereof which shall survive the completion of any offering of AVTEAM Shares in a registration statement under Article X hereof.

         Section 10.6 If the AVTEAM Shares owned by a Holder are included in any registration, such Holder shall furnish AVTEAM such information regarding itself as AVTEAM may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

         Section 10.7 Indemnification. In the event any AVTEAM Shares are included in a registration statement under Article X hereof:

                  (a) To the extent permitted by law, AVTEAM will indemnify, defend and hold harmless each Holder of AVTEAM Shares (each, an "Indemnified Person"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or other federal or state law, insofar as such losses, claim, damages, or liabilities (or actions in respect thereof) (the "Indemnified Amount") arise out of or are based upon any of the following (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by AVTEAM of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and AVTEAM will pay to each such Indemnified Person, as incurred, any legal or other expenses reasonably incurred by the Indemnified Person in connection with investigating or defending any Indemnified Amount; provided however, that the indemnity agreement contained in this Section 10.7 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of AVTEAM (which consent shall not be unreasonably withheld), nor shall AVTEAM be liable in any such case for any such Indemnified Amount as to any Indemnified Person to the extent such liability arises out of or is based upon a Violation that occurs, arises out of or is based upon written information furnished expressly for use in connection with such registration by such Indemnified Person.

                  (b) To the extent permitted by law, each selling Holder of AVTEAM Shares will indemnify and hold harmless AVTEAM, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls AVTEAM within the meaning of the Securities Act, any underwriter, any other holder of AVTEAM Shares selling securities in such registration statement and any controlling person of any such underwriter or other holder of AVTEAM Shares, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) (the "Holder Indemnified Amount") arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder of AVTEAM Shares expressly for use in connection with such registration, and each such Holder of AVTEAM Shares will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 10.7(b) in connection with investigating or defending any Holder Indemnified Amount; provided however, that the indemnity agreement contained in this Section 10.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnifying Holder of AVTEAM Shares (which consent shall not be unreasonably withheld); and provided that, in no event shall any indemnity under this Section 10.7(b) exceed the gross proceeds from the offering received by such Holder of AVTEAM Shares.

                  (c) Promptly after receipt by a party entitled to indemnification under this Section 10.7 of notice of the commencement of any action (including any governmental action), such Indemnified Person will, if a claim in respect thereof is to be made against any indemnifying party under this Section 10.7, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel mutually satisfactory to the parties; provided however, that an Indemnified Person (together with all other Indemnified Persons that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such Indemnified Person by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the Indemnified Person under this Section 10.7 but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any Indemnified Person otherwise than under this Section 10.7.

                  (d)      If the indemnification provided for in this Section
10.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Person with respect to any loss, liability, claim, damage, or expense referred to herein, then the indemnifying party, in lieu of indemnifying such Indemnified Person hereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the Indemnified Person on the other in connection with the Violation that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the Indemnified Person shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the Indemnified Person and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                  (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall control if signed by the parties hereto.

                  (f) The obligations of AVTEAM and Holders of AVTEAM Shares under this Section 10.7 shall survive the completion of any offering of AVTEAM Shares in a registration statement under Article X hereof.

                  (g) Notwithstanding anything to the contrary contained herein, the indemnification and contribution provisions set forth in this
Section 10.7 shall supersede the indemnification provisions set forth in
Article IX hereof.

                                   ARTICLE XI

                            POST-CLOSING OBLIGATIONS

         Section 11.1 Further Assurances. Following the Closing, each of the Seller, the Shareholders and the Purchaser shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

         Section 11.2 Publicity. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior written approval of the other parties, except that AVTEAM may make such public disclosure which it believes in good faith to be required by law or by the terms of any listing agreement with or requirements of Nasdaq.

         Section 11.3 Access to Records. From and after the Closing, (i) the Seller and the Shareholders shall (A) permit the Purchaser and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, files, agreements and other information in the possession of the Shareholders or their respective Affiliates, and (B) use their reasonable commercial best efforts to permit the Purchaser and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the employees, counsel, accountants and other representatives of the Seller and Shareholders and their respective Affiliates, in each case, to the extent and at all times reasonably requested by the Purchaser for the purpose of investigating or defending any claim made against the Seller or the Shareholders relating to the Assets or the Business in connection with periods ending on or before or including the Closing Date and (ii) the Purchaser shall use its reasonable commercial best efforts to permit the Seller and the Shareholders and their respective authorized employees, agents, accountants, legal counsel and other representatives to have access to the employees, counsel, accountants and other representatives of the Purchaser, to the extent and at all times reasonably requested by the Seller or the Shareholders, or any of them, for the purpose of investigating or defending any claim made against the Seller or the Shareholders in connection with
Article IX or in prosecuting the case or cases described in Section 2.7 hereof.

         Section 11.4 Restrictive Covenants. In order to assure that the Purchaser will realize the benefits of the transactions contemplated hereby, the Seller agrees with the Purchaser that it will not:

                  (a) for a period of five years from the Closing Date, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or shareholder of, or lender to, any company or business, engage in any business in the aerospace industry in direct competition with the business of the Purchaser, as such business now exists or as it may exist at the time of termination of this Section 11.4 hereof, anywhere in the United States; provided, however, that, the beneficial ownership of less than two percent (2%) of the shares of stock of any other corporation having a class of equity securities actively traded on a national securities exchange, Nasdaq or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section 11.4;

                  (b) for a period of five years from the Closing Date, directly or indirectly (i) induce any Person which is a customer of the Seller, the Purchaser or any Affiliate of the Seller or the Purchaser to patronize any business in the aerospace industry directly or indirectly in competition with business conducted by the Seller, the Purchaser or any Affiliate of the Seller or the Purchaser; (ii) canvass, solicit or accept from any Person which is a customer of the Seller, the Purchaser or any Affiliate of the Seller or the Purchaser, any such competitive business; or (iii) request or advise any Person which is a customer or supplier of the Seller, the Purchaser or any Affiliate of the Seller or the Purchaser, to withdraw, curtail or cancel any such customer's or supplier's business with the Seller, the Purchaser or any Affiliate of the Seller or the Purchaser, or its or their successors; or

                  (c) for a period of five years from the Closing Date, directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by it, to employ, any person who was employed by the Seller, the Purchaser or any Affiliate of the Seller or the Purchaser at or within the prior six months, or in any manner seek to induce any such person to leave his or her employment.

The Seller agrees and acknowledges that the restrictions contained in this
Section 11.4 are reasonable in scope and duration and are necessary to protect the Purchaser after the Closing Date. If any provision of this Section 11.4 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this Section 11.4 will cause irreparable damage to the Purchaser and upon breach of any provision of this
Section 11.4, the Purchaser shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that, this shall in no way limit any other remedies which the Purchaser may have (including, without limitation, the right to seek monetary damages).

         Section 11.5 Board Seat. Following the Closing, the number of members of the Board of Directors of AVTEAM (the "Board") shall be increased by one. The Board shall nominate and elect the person selected by a majority of the Shareholders (the "Designee") to fill the vacancy on the Board, to serve until the next annual meeting of shareholders of AVTEAM, or such Designee's earlier death, disability, removal or resignation.

         Section 11.6 Name Change. Immediately following the Closing, the Shareholders shall cause the Seller to amend its articles of incorporation to change the name of the Seller to any name that is not similar to and is not confusing with the present name of the Seller or the Purchaser.

         Section 11.7      Closing Date Financial Statements.

                  (a) As promptly as practical, but in any event not later than 60 days after the Closing Date referred to in Section 3.1 hereof, the Seller and the Shareholders shall cause to be prepared and delivered to the Purchaser an unaudited balance sheet and the related statements of income, shareholders' equity and cash flows, including the notes thereto, for the Seller as of the Closing Date (the "Closing Date Financial Statements"). The Closing Date Financial Statements shall (i) be prepared from the books and records of the Seller, (ii) present fairly the financial condition of the Seller and its results of operations as at and for the period then ended, (iii) be prepared in accordance with GAAP and (iv) be accompanied by an accountant's review report from Berkowitz Dick Pollack & Brant, LLP. The reserve for losses or bad debts related to the Seller's accounts receivable and the reserve for warranty claims (collectively, the "Reserves") shall be set forth on the Closing Date Financial Statements.

                  (b) If the Seller and the Shareholders and the Purchaser in good faith disagree with the amount of the Reserves, then either party may notify the others in writing of such disagreement pursuant to a Notice of Disagreement. The Notice of Disagreement shall set forth in reasonable detail the basis for the disagreement. Thereafter, the Seller and the Shareholders and the Purchaser shall attempt in good faith to resolve and finally determine the Reserves. If the Seller and the Shareholders and the Purchaser are unable to resolve the disagreement within 30 days after the delivery of the Notice of Disagreement, the Seller and the Shareholders and the Purchaser shall select a mutually acceptable Independent Accountant which does not then have a material relationship with, the Purchaser, the Seller or the Shareholders to resolve the disputed items and make a determination with respect thereto. Such determination will be made, and written notice thereof given to the Seller and the Shareholders and the Purchaser within 30 days after such selection. The determination by the Independent Accountant shall be final, binding and conclusive upon the parties hereto. The scope of the Independent Accountant's engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Notice of Disagreement, and the recalculation, if any, of the Reserves in light of such resolution and such firm shall be deemed to be acting as experts and not as arbitrators. One-half of the fees, costs and expenses of the Independent Accountants, if any, will be borne by the Purchaser and the balance by the Seller and the Shareholders.

         Section 11.8      Past Due Accounts Receivable.

                  (a) The Seller and the Shareholders jointly and severally guarantee payment in full of all accounts receivable of the Seller less the amount of the applicable reserve for losses or bad debts on such accounts receivable, as reflected on the Closing Date Financial Statement. If any accounts receivable of the Seller remain uncollected 180 days after the applicable date of invoice (the "Past Due Accounts Receivable"), the Seller and the Shareholders jointly and severally agree to repurchase the Past Due
Accounts Receivable from AVTEAM Sub and pay to AVTEAM Sub the face amount thereof, less the applicable reserve for losses or bad debts (a "Repurchase"), provided that a Repurchase shall not be required until 180 days from the Closing Date. However, in the event that the Purchaser has a dispute with a customer unrelated to the work performed by the Seller and such customer fails or refuses to pay its Past Due Accounts Receivable as a result of such dispute, the Seller and the Shareholders shall be permitted to defer a Repurchase of such Past Due Accounts Receivable until the earlier of (i) the date such dispute is resolved or (ii) 270 days after the Closing Date.

                  (b)      Notwithstanding anything to the contrary contained in
Section 11.8(a) hereof, a Repurchase is conditioned upon the following:

                           (i)      The Purchaser shall assign to the Seller or
the Shareholders, as the case may be, the interest of the Purchaser in the Past Due Accounts Receivable;

                           (ii)     The Purchaser shall at all times act in a
commercially reasonable manner with respect to the collection of the accounts receivable which become Past Due Accounts Receivable; and

                           (iii)    AVTEAM Sub shall not have shipped engines or
engine parts to customers which have existing Past Due Accounts Receivable, other than as (A) required by law or court order in the opinion of legal counsel to the Purchaser, (B) consented to by the Seller or the Shareholders or
(C) determined in the reasonable good faith business judgment of the Purchaser.

         Section 11.9 Seller's Health Insurance Plans. The Purchaser covenants and agrees that the Seller's medical, dental and vision plans (the "Seller's Health Insurance Plans") will remain in effect for a period of at least one year following the Closing and the benefits provided to the Seller's employees under the Seller's Health Insurance Plans will not be changed in any material respect during such one year period, so long as such benefits are commercially available under the Seller Health Insurance Plans. During such one year period, the Purchaser will compare the benefits and costs of the Seller's Health Insurance Plans with the benefits and costs of the health insurance plans that AVTEAM and its subsidiaries provide to their employees taken as a whole (the "Insurance Analysis"). Mark Schuldiner shall serve on a committee which performs the Insurance Analysis and recommends to the Purchaser the health insurance plans to be provided to the Seller's employees which are employed by the Purchaser. Based upon the foregoing, the Purchaser shall make a commercially reasonable, good faith determination to provide health insurance to the Seller's employees who are employed by the Purchaser which takes into consideration the benefits and costs of the Seller's Health Insurance Plans and is consistent with the overall health insurance benefits to be provided to AVTEAM's and its subsidiaries' employees taken as a whole.

         Section 11.10 AGES Engine. The Purchaser hereby covenants and agrees that the Seller or the Shareholders shall be permitted to prosecute or defend, at its own expense and by its own counsel, any claim or action arising out of or related to the AGES Engine. If the Seller or the Shareholders decide to prosecute or defend such claim or action, the Purchaser shall make available to the Seller or the Shareholders any books, records or other documents within its control that are necessary or appropriate for such defense.

         Section 11.11 Rule 144 Sales. With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of the AVTEAM Shares to the public without registration under the Securities Act, AVTEAM agrees to:

                           (a)      Use its reasonable commercial best efforts
to file with the SEC in a timely manner all reports and other documents required to be filed by AVTEAM with the SEC under the Securities Act and the Exchange Act; and

                           (b)      Furnish to each Holder upon written request
of a Holder or its legal counsel, a written statement by AVTEAM as to its compliance with the reporting requirements of Rule 144 promulgated under the Securities Act (or any successor rule) and, a copy of the most recent annual or quarterly report of AVTEAM which has been filed by AVTEAM with the SEC, and such other reports and documents filed by AVTEAM with the SEC as a Holder may reasonably request.

The obligations of AVTEAM contained in this Section 11.11 shall commence on the date the AVTEAM Shares are released from the Escrow Fund and terminate on the date the AVTEAM Shares are sold pursuant to Rule 144 promulgated under the Securities Act (or any successor rule).


                                  ARTICLE XII

                                 MISCELLANEOUS

         Section 12.1 No Commissions. Regardless of whether the Closing shall occur, (i) each Shareholder shall jointly and severally indemnify and hold harmless the Purchaser from and against any and all liability for any brokers or finders' fees arising with respect to brokers or finders retained or engaged by the Seller or any of the Shareholders in respect of the transactions contemplated by this Agreement, and (ii) the Purchaser shall indemnify and hold harmless the Seller and the Shareholders from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by the Purchaser in respect of the transactions contemplated by this Agreement.

         Section 12.2 Expenses. Each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby; provided, that (i) the Purchaser shall pay the expense of auditing the Seller referred to in Section 6.1 hereof and (ii) any expenses incurred by the Seller in connection with this Agreement and the transactions contemplated hereby in excess of the amount set forth on Schedule 12.2 hereto shall be borne by the Shareholders, provided, however, that the Seller and the Shareholders may incur up to an additional $25,000 of expenses related to the resolution of the Seller's environmental matters and the Purchaser will pay such expenses on behalf of the Seller and the Shareholders in the event that the transactions contemplated by this Agreement are consummated. In the event that the transactions contemplated by this Agreement are not consummated, the Seller will bear the expenses for the resolution of the Seller's environmental matters.

         Section 12.3 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "Notice") shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:


         The Purchaser:                  AVTEAM, Inc.
                                         3230 Executive Way
                                         Miramar, Florida  33025
                                         Attention:  Mr. Donald A. Graw
                                         Telecopy No.: (954) 431-7675

         With a copy to:                 Baker & McKenzie
                                         1200 Brickell Avenue, 19th Floor
                                         Miami, Florida  33131
                                         Attention:  Noel H. Nation, Esq.
                                         Telecopy No.: (305) 789-8953

         The Seller or
         Shareholders:                   M&M Aircraft Services, Inc.
                                         8130 N.W. 74th Avenue
                                         Medley, Florida  33166
                                         Attention:  Mr. James L. McLellan
                                                     Mr. Leon Sacco
                                                     Mr. Mark Schuldiner
                                         Telecopy No.: (305) 885-1085

         With a copy to:                 Cohen, Chase & Hoffman, P.A.
                                         9400 South Dadeland Blvd.
                                         Miami, Florida  33156
                                         Attention:  Fredric A. Hoffman, Esq.
                                         Telecopy No.: (305) 670-6152

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, Notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

         Section 12.4 Governing Law. The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Florida (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the Circuit Court located in Dade or Broward County, Florida, in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the Federal courts shall be brought in the Federal District Court for the Southern District of Florida. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Collateral Agreements, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         Section 12.5 Representations and Warranties. Each of the representations and warranties of each of the parties to this Agreement shall be deemed to have been made at the date hereof and at and as of the Closing Date.

         Section 12.6 Entire Agreement, Amendments and Waivers. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         Section 12.7 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

         Section 12.8 Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute, or otherwise.

         Section 12.9 Exhibits and Schedules. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one schedule shall be deemed restricted only to the Section to which such disclosure specifically relates except where (i) there is an explicit cross-reference to another Schedule, and
(ii) the Purchaser could reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference.

         Section 12.10 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 12.11 References. Whenever required by the context, and as used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts and specific named statutes are intended to be and shall be construed as references to United States dollars and statutes of the United States of the stated name, respectively, unless the context otherwise requires.

         Section 12.12 Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing for the time period set forth in Article VIII hereof and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

         Section 12.13 Attorneys' Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

         Section 12.14 Definitions. Capitalized terms used in this Agreement shall have the respective meanings ascribed to such terms in this Section 12.14, unless otherwise defined in this Agreement.

                  "Affiliate" shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person. The term "Control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

                  "Collateral Agreements" shall mean any or all of the following agreements, the forms of which are attached hereto as exhibits to this Agreement:

                           Exhibit A - Escrow Agreement

                           Exhibit B - Bill of Sale

                           Exhibit E - Executive Employment Agreements

and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

                  "Damages" shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other Taxes, interest, penalties and attorneys' and accountants' fees and disbursements).

                  "Environmental Law" shall mean any governmental statute, law, ordinance, code, rule, regulation, order or decree relating to or imposing liability or standards of conduct as may now be in effect regarding any air emission, water discharge or use, storage, handling, generation or disposal of any Hazardous Substances, including, without limitation, the following, and all regulations promulgated thereunder or in connection therewith: the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Used Oil Recycling Act, the Occupational Safety and Health Act, the Federal Safe Drinking Water Act, the Federal Water Pollution Control Act, the Oil Pollution Act, the Emergency Planning and Community Right-to-Know Act, and all other federal, state, tribal and local laws, rules and regulations relating to protection of human health and the environment, reclamation of land, wetlands and waterways or relating to the use, storage, emissions, discharge, clean-up or release of Hazardous Substances on or into the work-place or the environment (including, without limitation, ambient air, oceans, waterways, wetlands, surface water, ground water (tributary and nontributary), land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of contaminants, as all of the foregoing may be amended, supplemented and reauthorized from time to time.

                  "GAAP" shall mean generally accepted accounting principles applied on a basis consistent with past practices (except for the omission of footnotes in any interim financial statements).

                  "Governmental Authority" shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

                  "Hazardous Substances" shall mean industrial, toxic or hazardous substances or wastes or other pollutants, contaminants, petroleum products, asbestos, polychlorinated biphenyls ("PCBs") or chemicals, all as defined and regulated under Environmental Law.

                  "Knowledge" shall mean the actual knowledge of a party or, in the case of the Seller or the Purchaser, any of their respective directors or executive officers who are shareholders with respect to the representation being made, and such knowledge of any such persons as reasonably should have obtained upon due investigation and inquiry into the representation being made.

                  "Legal Requirements", when described as being applicable to any person or entity, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or entity or such person's or entity's business, operations or Properties.

                  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

                  "Material Adverse Effect" shall mean any change in the assets, business, operations, prospects, properties, securities or financial condition of a party to this Agreement that had or would reasonably be likely to have a material adverse effect on the assets, business, operations, prospects, properties, securities or financial condition of such party ("Material Adverse Effect").

                  "Permits" shall mean any and all permits or orders under any Legal Requirement or otherwise granted by any Governmental Authority.

                  "Properties" shall mean any and all properties and Assets (real, personal or mixed, tangible or intangible).

                  "Regulations" shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Code.

                  "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, worker's compensation, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  "Taxing Authority or Authorities" means any Governmental Authority responsible for the imposition of Taxes.

                  "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Used" shall mean, with respect to the Assets, those owned, leased, licensed or otherwise held by the Seller which were acquired for use or held for use by the Seller in connection with the Seller's Business and operations, whether or not reflected on the Seller's books of account.

         Section 12.15 Severability. If any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         EXECUTED as of the date first written above.

                                   AVTEAM, INC.

                                   By: /s/ Donald A. Graw
                                       -------------------------------------
                                       Donald A. Graw
                                       President and Chief Executive Officer

                                   AVTEAM ENGINE REPAIR CORP.

                                   By: /s/ Donald A. Graw
                                       -------------------------------------
                                       Donald A. Graw
                                       President and Chief Executive Officer

                                   M&M AIRCRAFT SERVICES, INC.


                                   By: /s/ James L. McLellan
                                      -------------------------------------
                                   Name: James L. McLellan
                                        -----------------------------------
                                   Title: President
                                         ----------------------------------


                                   SHAREHOLDERS:

                                   /s/ James L. McLellan
                                   ----------------------------------------
                                   JAMES L. McLELLAN

                                   /s/ Leon Sacco
                                   ----------------------------------------
                                   LEON SACCO

                                   /s/ Mark Schuldiner
                                   ----------------------------------------
                                   MARK SCHULDINER

                         LIST OF SCHEDULES AND EXHIBITS


         Schedule 2.1(a)      -     Cash and Cash Equivalents
         Schedule 2.1(b)      -     Receivables
         Schedule 2.1(c)      -     Inventories
         Schedule 2.1(d)      -     Prepaid Items and Deposits
         Schedule 2.1(e)      -     Fixed Assets
         Schedule 2.1(f)      -     Intellectual Property
         Schedule 2.1(g)      -     Other Proprietary Assets
         Schedule 2.1(h)      -     Supplies
         Schedule 2.1(i)      -     Contracts
         Schedule 2.1(j)      -     Leased Real Estate
         Schedule 2.4         -     Liens
         Schedule 4.1         -     Articles of Incorporation and Bylaws of AVTEAM
         Schedule 4.3         -     Purchaser Required Consents
         Schedule 5.1(a)      -     Articles of Incorporation and Bylaws
         Schedule 5.3         -     Seller and Shareholder Required Consents
         Schedule 5.5         -     Seller Financial Statements
         Schedule 5.6(a)      -     Liabilities and Obligations
         Schedule 5.6(b)      -     Warranties
         Schedule 5.7         -     Assigned or Pledged Accounts Receivable
         Schedule 5.8(a)      -     Employee Matters
         Schedule 5.8(b)      -     Compensation Plans
         Schedule 5.8(c)      -     Employment Agreements
         Schedule 5.8(f)      -     Compliance with Laws
         Schedule 5.8(g)      -     Labor Matters
         Schedule 5.8(h)      -     Termination of Employment
         Schedule 5.9         -     Employee Benefit Plans
         Schedule 5.10        -     Absence of Certain Changes
         Schedule 5.11        -     Contracts
         Schedule 5.14(b)     -     Condition of Assets
         Schedule 5.15(e)     -     Noncompliance with FAA Airworthiness Directives and Engine Manual Repair
                                    Specifications
         Schedule 5.16        -     Litigation
         Schedule 5.17        -     Environmental Matters
         Schedule 5.18        -     Banks
         Schedule 5.19        -     Suppliers and Customers
         Schedule 5.25        -     Government Inquiries
         Schedule 5.27        -     Tax Matters
         Schedule 6.3(i)      -     Bonuses and Dividends
         Schedule 6.3(ii)     -     Securities Matters
         Schedule 6.3(vii)    -     Expenditures
         Schedule 12.2        -     Expenses Borne by the Shareholders

         Exhibit A   -    Escrow Agreement
         Exhibit B   -    Bill of Sale
         Exhibit C   -    Purchaser's Representations
         Exhibit D   -    Seller's and Shareholders' Representations
         Exhibit E   -    Executive Employment Agreements
         Exhibit F   -    Opinion of Baker & McKenzie
         Exhibit G   -    Opinion of Cohen, Chase and Hoffman, P.A.

                                   EXHIBIT B

                                  BILL OF SALE


         KNOW ALL MEN BY THESE PRESENTS, that the undersigned, M&M AIRCRAFT SERVICES, INC. (the "Seller"), a Florida corporation, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby grant, bargain, sell, and transfer to AVTEAM ENGINE REPAIR CORP. ("AVTEAM Sub"), a Florida corporation, its successors and assigns, all of the Assets (other than the Excluded Assets) as such terms are defined in the Asset Purchase Agreement, dated October ____, 1998 by and among AVTEAM Sub, AVTEAM, Inc., the Seller, James L. McLellan, Leon Sacco and Mark Schuldiner.

         TO HAVE AND TO HOLD, all and singular, the Assets (other than the Excluded Assets) hereby sold, and transferred to AVTEAM Sub, its successors and assigns, to and for its own use and benefit forever.

         Seller hereby binds itself, its successors and assigns, to warrant and defend the title to all the Assets (other than the Excluded Assets) unto AVTEAM Sub, its successors and assigns, against every person whomsoever lawfully claiming or to claim the Assets (other than the Excluded Assets) or any part thereof.

         This instrument shall be binding upon the Seller, its successors and assigns, and shall inure to the benefit of AVTEAM Sub and its successors and assigns.

         This Bill of Sale shall be governed by the laws of the State of Florida.

         IN WITNESS WHEREOF, this Bill of Sale is executed this __ day of November, 1998, and shall be effective on this date.

                                       M&M AIRCRAFT SERVICES, INC.


                                       By:
                                          -------------------------------------
                                       Name:
                                            -----------------------------------
                                       Title:
                                             ----------------------------------

                                   EXHIBIT C

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         As a material inducement to the Seller and each of the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser hereby represents and warrants to the Seller and the Shareholders as follows:

         Section 4.1 Corporate Existence and Qualification; Corporate Documents. Each of AVTEAM and AVTEAM Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is not required to be qualified to do business as a foreign corporation in any other jurisdiction where the failure to so qualify would have a Material Adverse Effect on either AVTEAM or AVTEAM Sub, as the case may be. AVTEAM has all required corporate power and authority to own its properties and to carry on its business as presently conducted. AVTEAM Sub is a wholly owned direct subsidiary of AVTEAM and has been formed for the purpose of acquiring the Assets. Copies of the Articles of Incorporation and Bylaws of each of AVTEAM and AVTEAM Sub on Schedule 4.1 hereto are complete and reflect all amendments thereto through the date hereof.

         Section 4.2 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by the Purchaser and the Purchaser has all requisite power and legal authority to (i) execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, (ii) consummate the transactions contemplated hereby and by the Collateral Agreements, and (iii) perform its obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which each of AVTEAM and AVTEAM Sub is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equity remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

         Section 4.3       No Defaults or Consents. Except as set forth on
Schedule 4.3 hereto and except for any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with the FAA or the JAA in connection with the transactions contemplated hereby, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

                           (i)      violate or conflict with any of the terms,
conditions or provisions of the Articles of Incorporation or Bylaws of AVTEAM or AVTEAM Sub;

                           (ii)     violate any Legal Requirements applicable to
the Purchaser;

                           (iii)    violate, conflict with, result in a breach
of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any material contract or Permit applicable to the Purchaser;

                           (iv)     result in the creation of any lien, charge
or other encumbrance on the shares of capital stock or any Property of AVTEAM or AVTEAM Sub; or

                           (v)      require the Purchaser to obtain or make any
waiver, consent, action, approval or authorization of, or registration, declaration, notice of or filing with, any private non-governmental third party or any Governmental Authority. Any and all consents required to be obtained by the Purchaser as set forth on Schedule 4.3 hereto shall be obtained.

                  Section 4.4 No Proceedings. No suit, action or other proceeding is pending or, to the Knowledge of the Purchaser, threatened before any Governmental Authority seeking to restrain AVTEAM or AVTEAM Sub or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against AVTEAM or AVTEAM Sub or their Properties, as a result of the consummation of the transaction contemplated by this Agreement.

                  Section 4.5 AVTEAM's Class A Common Stock. Upon consummation of the transactions contemplated by this Agreement and the issuance and delivery of certificates representing AVTEAM's Class A Common Stock to the Seller, such shares of Class A Common Stock will be validly issued, fully paid and non-assessable.

                  Section 4.6 No Commissions. Neither AVTEAM, AVTEAM Sub nor any of their Affiliates has paid or become obligated to pay any fee or commission to any broker, finder's investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

                  Section 4.7 SEC Filings. Except where the failure to have done so did not and would not have a Material Adverse Effect on AVTEAM, AVTEAM has filed all reports and registration statements, together with any amendments thereto, that it was required to file with the SEC, including but not limited to reports on Forms 10-K, 10-Q and 8-K and proxy statements on
Schedule 14A under the Exchange Act.

                                   EXHIBIT D

                                   ARTICLE V

       REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SHAREHOLDERS

         As a material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller and the Shareholders, jointly and severally, hereby represent and warrant to the Purchaser as follows:

         Section 5.1       Corporate Existence and Qualification: Corporate
Documents.

                  (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is not required to be qualified to do business as a foreign corporation in any other jurisdiction where the failure to so qualify would have a Material Adverse Effect on the Seller. Each Shareholder represents that he is an individual residing in the State of Florida, and each Shareholder has the requisite competence and authority to execute and deliver this Agreement, to perform his respective obligations hereunder and to consummate the transactions contemplated hereby. The Seller has all required corporate power and authority to own its Properties and to carry on the Business as presently conducted. The Articles of Incorporation and Bylaws of the Seller, copies of which are attached on Schedule 5.1(a) hereto, are complete and reflect all amendments thereto through the date hereof.

                  (b) The stock and minute books of the Seller that have been made available to the Purchaser for review contain a complete and accurate record of all shareholders of the Seller and all material actions of the shareholders and directors (and any committees thereof) taken at meetings of shareholders or directors of the Seller.

                  (c) The Seller does not have any subsidiaries, participate in any partnership or joint venture, or own any outstanding capital stock of any other corporation.

         Section 5.2 Capitalization and Ownership. As of the date of this Agreement, the entire authorized capital stock of the Seller consists of fifty
(50) shares of no par common stock ("Seller Capital Stock") of which fifteen
(15) shares are issued and outstanding. The issued and outstanding shares of Seller Capital Stock are owned of record and beneficially by the Shareholders as follows: Leon Sacco, five (5) shares; James Louis McLellan, five (5) shares; and Mark Schuldiner, five (5) shares. All of the presently outstanding shares of capital stock of the Seller have been validly authorized and issued and are fully paid and nonassessable. The Seller has not issued any other shares of its capital stock and there are no outstanding options, warrants, subscriptions or other rights or obligations to purchase or acquire any of such shares, nor any outstanding securities convertible into or exchangeable for such shares. Except as contemplated under this Agreement and the M&M Aircraft Services, Inc. Stockholders Buy-Sell Agreement dated May 17, 1994, as amended, by and between the Seller and the Shareholders which shall be terminated prior to Closing, there are no agreements to which the Seller is a party regarding the issuance, registration, voting or transfer of its outstanding shares of its capital stock. No dividends are accrued but unpaid on any capital stock of the Seller.

         Section 5.3 No Seller Defaults or Consents. Except as set forth on Schedule 5.3 hereto and except for any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with the FAA or the JAA in connection with the transactions contemplated hereby, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

                           (i)      violate or conflict with any of the terms,
conditions or provisions of the Articles of Incorporation or Bylaws of the Seller;

                           (ii)     violate any Legal Requirements applicable to
the Seller;

                           (iii)    violate, conflict with, result in a breach
of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contracts or Permits applicable to the Seller;

                           (iv)     result in the creation of any lien, charge
or other encumbrance on the shares of capital stock or any Property of the Seller; or

                           (v)      require any of the Shareholders or the
Seller to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority. Any and all consents required to be obtained by the Seller as set forth on Schedule 5.3 hereto shall be obtained and copies thereof delivered to the Purchaser upon execution of this Agreement.

         Section 5.4 No Proceedings. No suit, action or other proceeding is pending or, to the Knowledge of the Seller or the Shareholders, threatened before any Governmental Authority seeking to restrain any of the Shareholders or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Seller or its Properties, as a result of the consummation of the transactions contemplated by this Agreement.

         Section 5.5 Financial Statements. Attached on Schedule 5.5 hereto are true and correct copies of the Seller's (i) Latest Balance Sheet and the related statements of income, shareholders' equity and cash flows for the six months ended June 30, 1998 (collectively, the "Seller Interim Financial Statements") and (ii) the Seller's balance sheet and statements of income, shareholders' equity and cash flows as of and for each of the three fiscal years ended December 31, 1995, 1996 and 1997 (the "Seller 1995 - 1997 Financial Statements", and together with the Seller Interim Financial Statements, the "Seller Financial Statements"). The Seller Financial Statements (i) have been prepared from the books and records of the Seller, (ii) present fairly the financial condition of the Seller and its results of operations as at and for the respective periods then ended, and (iii) have been prepared in accordance with GAAP. The Seller's balance sheet as of December 31, 1997 has been audited by the accounting firm of Berkowitz Dick Pollack & Brant, LLP.

         Section 5.6       Liabilities and Obligations.

                  (a) Except as set forth on Schedule 5.6(a) hereto, the Latest Balance Sheet reflects all liabilities of the Seller as determined in accordance with GAAP arising out of transactions effected or events occurring on or prior to June 30, 1998.

                  (b) All reserves set forth on the Closing Date Financial Statements will fully cover any Losses which may arise, relating to each such reserve or the contingency for which it was established. Set forth on Schedule 5.6(b) hereto is a complete and accurate list of all warranties provided by the Seller which sets forth the name and serial number of the engine or engine part repaired or replaced, the date on which the warranty for such repair or replacement will expire and the name of the customer entitled to such warranty. None of the warranties to be set forth on Schedule 5.6(b) hereto will be in excess of 18 months from the Closing Date.

                  (c) Except as set forth on the Latest Balance Sheet (including the Notes thereto), the Seller is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity.

                  (d) Except as set forth on Schedule 5.6(a) hereto, the Latest Balance Sheet reflects all trade accounts payable of the Seller determined in accordance with GAAP arising out of transactions effected or events occurring on or prior to June 30, 1998.

         Section 5.7 Receivables. The accounts receivable reflected on the Seller's financial records and all accounts receivable arising between June 30, 1998 and the Closing, arose or will arise from bona fide transactions in the ordinary course of business, and the goods and services involved have been or will have been sold, delivered and/or performed to the account of the obligors, and no further filings (with Governmental Authorities, insurers or others) are or will be required to be made, no further goods are or will be required to be provided and no further services are or will be required to be rendered in order to complete the sales and fully render the services and to entitle the Seller to collect such accounts receivable in full. Except as set forth on
Schedule 5.7 hereto, no such accounts receivable has been or will have been assigned or pledged to any other person, firm or corporation, and, except only to the extent fully reserved against as set forth on the Seller Financial Statements or Closing Date Financial Statements, no defense or setoff to any such account has been asserted by the account obligor.

         Section 5.8       Employee Matters.

                  (a) Schedule 5.8(a) hereto contains a complete and accurate list of the names, titles and compensation of all employees and consultants used on a regular and continuing basis of the Seller (collectively, the "Employees"), regardless of compensation levels, and other employees who are currently compensated at a rate in excess of $25,000 per year (including any reasonably anticipated bonus) or who earned in excess of $25,000 during the year ended December 31, 1997 (collectively, the "Seller Key Employees"). In addition, Schedule 5.8(a) contains a complete and accurate description of (i) all increases in compensation of the Seller Key Employees during the years ended December 31, 1997 and (ii) any promised increases in compensation of the Seller Key Employees that have not yet been effected.

                  (b) Schedule 5.8(b) hereto contains a complete and accurate list of all compensation plans sponsored by the Seller or to which the Seller contributes on behalf of its employees, other than the Employee Benefit Plans listed on Schedule 5.9 hereto.

                  (c) Schedule 5.8(c) hereto contains a complete and accurate list of all Employment Agreements. As used in Sections 5.8(c) and 5.8(e) hereof, "Employment Agreements" shall mean and include, without limitation, employee leasing agreements, employee services agreements and noncompetition agreements to which the Seller is a party.

                  (d) The Seller has provided the Purchaser with a complete and accurate list of all significant written employee policies and procedures of the Seller.

                  (e) To the Knowledge of the Seller, no unwritten material amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any Compensation Plans, Employment Agreements or employee policies and procedures.

                  (f) To the Knowledge of the Seller, except as set forth on Schedule 5.8(f) hereto, the Seller (i) has been and is in material compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) is not liable in any material amount for any arrears of wages or penalties for failure to comply with any of the foregoing. The Seller has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. There are no (i) material unfair labor practice charges or complaints or racial, color, religious, sex, national origin, race or handicap discrimination charges or complaints pending or, to the Knowledge of the Seller, threatened against the Seller before the National Labor Relations Board or any similar state or foreign commission or agency or
(ii) existing or threatened material labor strikes, disputes, grievances, controversies or other labor troubles affecting the Seller.

                  (g) Except as set forth on Schedule 5.8 (g) hereto, (i) the Seller has not been a party to any agreement with any union, labor organization or collective bargaining unit, (ii) the employees of the Seller have not been represented by any union, labor organization or collective bargaining unit, (iii) the employees of the Seller have not threatened to organize or join, or circulated a petition to organize or join, a union, labor organization or collective bargaining unit and (iv) the employees of the Seller have not caused, or threatened to cause, any work stoppages.

                  (h) Except as disclosed on Schedule 5.8(h) hereto, no Seller Key Employee has indicated his or her desire or intent to terminate employment with the Seller, and the Seller has no present intent of terminating the employment of any Seller Key Employee.

         Section 5.9       Employee Benefit Matters.

                  (a) Schedule 5.9 hereto contains a complete and accurate list of each Employee Benefit Plan (as hereinafter defined) sponsored by the Seller or to which the Seller contributes on behalf of its Employees and all Employee Benefit Plans previously sponsored or contributed to on behalf of its Employees within three years preceding the date hereof. No unwritten amendment exists with respect to any Employee Benefit Plan. An Employee Benefit Plan means (i) each "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (ii) each retirement plan, pension plan, stock option plan, restricted stock plan, bonus plan, incentive award plan, profit sharing plan, savings plan, fringe benefit plan, insurance plan, supplemental benefit plan, medical and dental plan, vacation policy, severance pay or termination pay plan, policy or agreement, deferred compensation agreement, executive compensation or supplemental income agreement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in Section 5.9(a)(i).

                  (b) Each Employee Benefit Plan of the Seller and each other corporation, trade or business that together with the Seller would be under common control with the Seller pursuant to Sections 414(b), (c), (m) or
(o) of the Code (each such other corporation, trade or business to be known as an "ERISA Affiliate") has been administered and maintained in compliance with all laws, rules and regulations, except for such noncompliance that would not have a Material Adverse Effect on the Seller. No Employee Benefit Plan of the Seller or an ERISA Affiliate is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency. No prohibited transactions (within the meaning of Section 4975 of the Code and Section 406 of ERISA) have occurred with respect to any Employee Benefit Plan. No pending or, to the Knowledge of the Seller or an ERISA Affiliate, threatened, claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than benefit claims filed by participants or beneficiaries.

                  (c) The Seller has received a favorable determination letter or ruling from the Internal Revenue Service for each Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code and/or tax exempt within the meaning of Section 501(a) of the Code, which letter or ruling is current and covers all required amendments to each such Employee Benefit Plan of the Seller through the Closing Date. In the event that a favorable determination letter is not current, as described in the preceding sentence, then none of the Employee Benefit Plans of the Seller intended to be qualified has been operated in a manner that would result in the revocation of the qualified status of any such Employee Benefit Plan. No proceedings exist or, to the Knowledge of the Seller, have been threatened that could result in the revocation of any such favorable determination letter or ruling.

                  (d) No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan of the Seller or any plan sponsored by any ERISA Affiliate. Neither the Seller nor any ERISA Affiliate maintains any Employee Benefit Plan subject to Title IV of ERISA. With respect to each Employee
Benefit Plan of the Seller described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits as of the date hereof. Neither the Seller nor any ERISA Affiliate has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA. Neither the Seller nor any ERISA Affiliate is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA.

                  (e) No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan of the Seller subject to the requirements of Title IV of ERISA.

                  (f) Except in accordance with COBRA, the Seller has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired from employment with the Seller.

         Section 5.10      Absence of Certain Changes. Except as set forth on
Schedule 5.10 hereto, from the Latest Balance Sheet Date to the date of this Agreement, the Seller has not:

                  (a) suffered any material adverse change, whether or not caused by any deliberate act or omission of the Seller, or any Shareholder, in its condition (financial or otherwise), operations, assets, liabilities, business or prospects;

                  (b) contracted for the purchase of any capital assets having a cost in excess of $25,000 or paid any capital expenditures in excess of $25,000, except in the ordinary course of business consistent with past practice;

                  (c) incurred any indebtedness for borrowed money, except in the ordinary course of business consistent with past practice, or issued or sold any debt securities;

                  (d) incurred or discharged any liabilities or obligations except in the ordinary course of business consistent with past practice;

                  (e) paid any amount on any indebtedness prior to the due date, forgiven or canceled any debts or claims or released or waived any rights or claims, except in the ordinary course of business consistent with past practice;

                  (f) mortgaged, pledged or subjected to any security interest, Lien, lease or other charge or encumbrance any of its Properties or Assets, except in the ordinary course of business consistent with past practice;

                  (g) suffered any damage or destruction to or loss of any Assets (whether or not covered by insurance) that has Materially Adversely Effected, or could Materially Adversely Effect, the Seller;

                  (h) acquired or disposed of any Assets, except in the ordinary course of business consistent with past practice or as permitted by
Section 1.2 hereof;

                  (i) written up or written down the carrying value of any of the Assets, except in the ordinary course of business consistent with past practice;

                  (j) changed any accounting principles methods or practices followed or changed the costing system or depreciation methods of accounting for the Assets;

                  (k) waived any material rights or forgiven any material claims;

                  (l) lost, terminated or experienced any change in the relationship with any employee, customer, joint venture partner or supplier, which termination or change has materially adversely affected, or could reasonably be expected to materially adversely affect, the Business or Assets;

                  (m) increased the compensation of any director or officer;

                  (n) increased the compensation of any employee, except in the ordinary course of business consistent with past practice;

                  (o) made any payments to or loaned any money to any person or entity, except in the ordinary course of business consistent with past practice;

                  (p) formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity;

                  (q) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to change the terms and conditions of any such rights or paid any dividends or made any distribution to the holders of the Seller's capital stock;

                  (r) entered into any material agreement with any person or group, or modified or amended in any material respect the terms of any material existing agreement except in the ordinary course of business consistent with past practice;

                  (s)      entered into, adopted or amended any Employee Benefit
Plan;

                  (t) issued any credit memos representing price adjustments related to services previously rendered to customers except in the ordinary course of business consistent with past practice; or

                  (u) entered into any agreement (written or oral) to do any of the foregoing, except in the ordinary course of business consistent with past practice.

         Section 5.11 Commitments. (a) Except for the Contracts set forth on Schedule 5.11 hereto, the Seller has not entered into, nor is the capital stock, the Assets or the Business of the Seller bound by, whether or not in writing, any

                           (i)      partnership or joint venture agreement;

                           (ii)     deed of trust or other security agreement,
except in the ordinary course of business;

                           (iii)    guaranty or suretyship, indemnification or
contribution agreement or performance bond;

                           (iv)     employment, consulting or compensation
agreement or arrangement, including the election or retention in office of any director or officer;

                           (v)      labor or collective bargaining agreement;

                           (vi)     debt instrument, loan agreement or other
obligation relating to indebtedness for borrowed money or money lent or to be lent to another, except in the ordinary course of business;

                           (vii)    deed or other document evidencing an
interest in or contract to purchase or sell real property;

                           (viii)   agreement with dealers or sales or
commission agents, investment bankers, financial advisors, business brokers, public relations or advertising agencies, accountants or attorneys, except with respect to confidentiality agreements;

                           (ix)     lease of real or personal property, whether
as lessor, lessee, sublessor or sublessee;

                           (x)      agreement between the Seller and any
Affiliate;

                           (xi)     agreement relating to any material matter or
transaction in which an interest is held by a person or entity that is an Affiliate of the Seller;

                           (xii)    agreement for the acquisition of services,
supplies, equipment or other personal property and involving more than $25,000 in the aggregate, except in the ordinary course of business;

                           (xiii)   powers of attorney;

                           (xiv)    contracts containing noncompetition
covenants;

                           (xv)     other contract or arrangement that involves
either an unperformed commitment in excess of $5,000 or that terminates more than thirty (30) days after the date hereof, except in the ordinary course of business;

                           (xvi)    agreement relating to any material matter or
transaction in which an interest is held by any person or entity referred to in
Section 5.22 hereof; or

                           (xvii)   other agreement or commitment not made in
the ordinary course of business that is material to the Business or financial condition of the Seller.

True, correct and complete copies of the written Contracts, and true, correct and complete written descriptions of the oral Contracts, have heretofore been delivered or made available to the Purchaser in accordance with, and subject to the limitations of, AVTEAM's Due Diligence Investigation. There are no existing material defaults, material events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute material defaults by the Seller, and no material penalties have been incurred nor are amendments pending, with respect to the Contracts. The Contracts are in full force and effect and are valid and enforceable obligations of the Seller, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equity remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity). The Seller has not received notice of any material default with respect to any Contracts. For the purposes of this Section 5.11(a), the term "material" shall mean a condition the existence or breach of which could result in damage or loss to the Seller valued in excess of $50,000 individually or $250,000 in the aggregate.

                  (b) Except as contemplated hereby, the Seller has not received notice of any plan or intention of any other party to any Contract to exercise any right to cancel or terminate any Contract. The Seller does not currently contemplate, and has no reason to believe any person or entity currently contemplates, any amendment or change to any Contract. None of the customers, joint venture partners or suppliers of the Seller has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, the Seller.

         Section 5.12 Insurance. The Seller has had in effect, and will maintain through the Closing Date, comprehensive insurance coverage, including without limitation product liability insurance coverage which is not less than $50,000,000 (combined single limit and in the annual aggregate), with respect to its Business and Assets. The Seller has previously made available to the Purchaser all insurance policies of the Seller. All of such policies are valid and enforceable against the Seller.

         Section 5.13      Patents, Trademarks, Service Marks and Copyrights.

                  (a) Except as set forth on Schedule 2.1(f) hereto, the Seller owns all Intellectual Property necessary to conduct its business, or possesses adequate licenses or other rights, if any, therefor, without conflict with the rights of others. Set forth on Schedule 2.1(f) hereto is a true and correct description of all Intellectual Property.

                  (b) The Seller has the sole and exclusive right to use the Intellectual Property without infringing or violating the rights of any third parties and, upon the consummation of the transactions contemplated hereby, the Purchaser will have the right to use all Intellectual Property without any obligation to pay any additional amounts whatsoever. Use of the Intellectual Property does not require the consent of any other person and the Intellectual Property is freely transferable. No claim has been asserted by any person to the ownership of or right to use any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement constituting a part of any Intellectual Property. Each of the Intellectual Property is valid and subsisting, has not been canceled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

                  (c) Year 2000. Seller believes that on and after June 30, 1999, each hardware, software or firmware component of the computer hardware and software system or systems owned, operated or used by or on behalf of Seller or in connection with the operation or conduct of its business shall be able accurately to process data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations, without material diminution in function or performance.

         Section 5.14      Title to Assets; Condition of Assets.

                  (a) A description of all interests in real property owned by the Seller is set forth in Schedule 2.1(j).

                  (b) Except as disclosed on Schedule 5.14(b) hereto, the Seller has good and merchantable title to the Assets, including, without limitation, those reflected on the Latest Balance Sheet (other than those since disposed of in the ordinary course of business), free and clear of all security interests, Liens, charges and other encumbrances, except for (i) liens for Taxes not yet due and payable or being contested in good faith in appropriate proceedings (all of which contested liens are listed on Schedule 5.14(b)), and
(ii) encumbrances that are incidental to the conduct of the Business or ownership of property, not incurred in connection with the borrowing of money or the obtaining of credit, and which do not in the aggregate materially detract from the value of the Assets affected or materially impair their use by the Seller. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or Used by the Seller are in good operating condition and repair, normal wear and tear excepted, are adequate and sufficient for the Seller's Business and conform in all material respects with all applicable ordinances, regulations and laws relating to their use and operation.

                  (c) A listing of all real property leases, their terms and total lease payments is attached hereto as Schedule 2.1(j) hereto. The Seller enjoys peaceful and undisturbed possession under all real property leases under which the Seller is operating, and all such leases are valid and subsisting and none of them is in default, except for those defaults which, individually or in the aggregate, would not have a Material Adverse Effect on the Seller.

                  (d) All Inventories of the Seller consist, and at the Closing Date will consist, of a quality and quantity usable and saleable in the ordinary course of business, except for items of obsolete materials.

         Section 5.15 Compliance with Laws; Compliance with FAA Matters and Engine Repair Manuals.

                  (a) The Seller has all material franchises, Permits, licenses and other rights and privileges necessary to permit it to own its properties and to conduct the Business as presently conducted. The Business and operations of the Seller have been and are being conducted in accordance in all material respects with all applicable laws, rules and regulations, and the Seller is not in violation of any judgment, law or regulation except where any such violation would not have a Material Adverse Effect on the Seller.

                  (b) Neither the Seller, nor any of its employees or agents, has made any payment of funds in connection with the Business of the Seller which is prohibited by law, and no funds have been set aside to be used in connection with the Business of the Seller for any payment prohibited by law.

                  (c) The Seller is and at all times has been in compliance in all material respects with the terms and provisions of the Immigration
Reform and Control Act of 1986, as amended (the "Immigration Act"). With respect to each Employee (as defined in 8 C.F.R. 274a.1(f)) of the Seller for whom compliance with the Immigration Act is required, the Seller has on file a true, accurate and complete copy of (i) each Employee's Form I-9 (Employment Eligibility Verification Form) and (ii) all other records, documents or other papers prepared, procured and/or retained by the Seller pursuant to the Immigration Act. The Seller has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or threatened against the Seller, by the Immigration and Naturalization Service by reason of any actual or alleged failure to comply with the Immigration Act.

                  (d) The Seller is not subject to any Contract, decree or injunction in which the Seller is a party which restricts the continued operation of the Business of the Seller or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

                  (e) Except as set forth on Schedule 5.15(e) hereto, the Seller is and at all times has been in compliance in all material respects with all FAA Airworthiness Directives, applicable to Seller and engine manufacturer engine manual repair specifications which relate to the Business and the engines and engine parts repaired or replaced by the Seller.

         Section 5.16      Litigation: Default. Except as set forth on Schedule
5.16 hereto, there are no claims, actions, suits, investigations or proceedings against the Seller pending or, to the Knowledge of the Seller, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that could reasonably be expected to have a Material Adverse Effect (whether covered by insurance or not) on the Seller. The Seller is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would (i) constitute a default under, or breach or violation of, any Contract or any Legal Requirement or Permit applicable to the Seller, or (ii) accelerate or permit the acceleration of the performance required under, or give any other party the right to terminate, any Contract, other than defaults, breaches, violations or accelerations that would not have a Material Adverse Effect on the Seller.

         Section 5.17      Environmental Matters.

                  (a) Except as listed on Schedule 5.17 hereto, to the Knowledge of the Seller and the Shareholders, there are no PCBs, TCE, PCE, or asbestos containing materials generated, used, treated, stored, maintained, disposed of, or otherwise deposited in, or located on any premises at which the Business is or was, or at which the business or, to the Knowledge of the Seller and the Shareholders, the Seller's predecessors was, located which would have a Material Adverse Effect on the Seller.

                  (b) Except as described on Schedule 5.17 hereto, there are and were no underground storage tanks used, stored, maintained, located on any premises at which the Business is or was, or, to the Knowledge of the Seller, at which the business of its predecessors was, located which would have a Material Adverse Effect on the Seller. With respect to underground storage tanks, Schedule 5.17 hereto sets forth the size, location, construction, installation date, use and testing history of all underground storage tanks (whether or not excluded from regulation under Environmental
Law), including all underground storage tanks in use, out of service, closed, abandoned, decommissioned, or sold to a third party.

                  (c) Except as listed on Schedule 5.17 hereto, to the Knowledge of the Seller and the Shareholders, there has been no "release" as defined in 42 U.S.C. 9601(22) or, to the Knowledge of the Seller and the Shareholders, threat of a "release" of any Hazardous Substance on, from or under any premises from which (i) the Seller's operations have been or are being conducted related to the Business or (ii) to the Knowledge of the Seller and the Shareholders, the operations of any predecessor of the Seller which would have a Material Adverse Effect on the Seller.

                  (d) Except as listed on Schedule 5.17 hereto, the Seller and its predecessors have not received written notice alleging any potential liability with respect to the contamination, investigation, or cleanup of any site at which Hazardous Substances have been or have alleged to have been generated, treated, stored, discharged, emitted or disposed of and, to the Knowledge of the Seller and the Shareholders, there are no past or present events, facts, conditions or circumstances which may interfere with or prevent material compliance by the Seller with any Environmental Law, or with any order, decree, judgment, injunction, notice or demand issued, entered, promulgated or approved thereunder, or which may give rise to any liability under applicable law including, without limitation, any Environmental Law, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, process, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment of Hazardous Substances by the Seller or, to the Knowledge of the Seller and the Shareholders, by any predecessor of the Seller, as a result of any act or omission of the Seller or predecessors related to the Business.

                  (e) Except as disclosed on Schedule 5.17 hereto, all of the Seller's and, to the Knowledge of the Seller and the Shareholders, the Seller's predecessor's, Hazardous Substances disposal and recycling practices related to the Business have been accomplished in material compliance with all applicable Environmental Laws.

         The Seller's and the Shareholders' representation(s) with respect to this Section 5.17 shall not be interpreted to imply that the Purchaser has constructive knowledge regarding any aspect of the Business with respect to environmental matters nor to limit the scope of any of the Seller's or any Shareholders' representations under this Agreement. No such due diligence examination or related activities of, or on behalf of, the Purchaser however, shall constitute a waiver or relinquishment by the Purchaser of its right to rely upon the Seller's or any Shareholders' representations, warranties, covenants and agreements as made herein or pursuant hereto, and no such disclosure shall constitute an assumption by the Purchaser of any conditions or liabilities, and such disclosure shall not relieve the Seller or any Shareholder of their duties and obligations hereunder.

         Section 5.18 Banks. Schedule 5.18 hereto sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Seller has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Seller in matters concerning any of the Business or its affairs. No such proxies, powers of attorney or other like instruments are irrevocable.

         Section 5.19 Suppliers and Customers Sales. Schedule 5.19 hereto sets forth all the Seller's material suppliers, together with the dollar amount of goods purchased by the Seller from each such supplier during the twelve month period ended December 31, 1997, and the six month period ended June 30, 1998, as well as each of the principal customers of the Seller. Except as otherwise set forth on Schedule 5.19 hereto, since June 30, 1998, there has been no material adverse change in the business relationship of the Seller with any supplier or customer named on Schedule 5.19 hereto. No customer or supplier named on Schedule 5.19 hereto has terminated or materially altered, or notified the Seller of any intention to terminate or materially alter, its relationship with the Seller, and the Seller has no reason to believe that any such customer or supplier will terminate or materially alter its relationship with the Seller or to materially decrease its services or supplies to the Seller or its direct or indirect usage of the services of the Seller. For purposes of Sections 5.19 and 5.22 hereof, "material suppliers" refers to suppliers from whom the Seller purchased five percent (5%) or more of the total amount of the goods purchased by the Seller during the twelve month period ended December 31, 1997, and the six month period ended June 30, 1998, and "principal customers" refers to customers who accounted for 5% or more of the Seller's total revenues during the twelve month period ended December 31, 1997, and the six month period ended June 30, 1998.

         Section 5.20 No Commissions. Neither the Seller, the Shareholders nor any of their Affiliates has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

         Section 5.21 Disclosure; Due Diligence. This Agreement and the Exhibits and Schedules hereto, when taken as a whole with other documents and certificates furnished by the Seller or the Shareholders to the Purchaser or its counsel, do not contain any untrue statement of material fact or omit any material fact necessary in order to make the statements therein not misleading.

         Section 5.22 Ownership Interests of Interested Persons. No director or executive officer of the Seller or the Shareholders or their respective spouses or children, owns directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any principal customer or material supplier which has a business relationship with the Seller or any organization that has a Contract or arrangement with the Seller.

         Section 5.23 Investments in Competitors. No director or executive officer of the Seller or the Shareholders owns directly or indirectly any material interest or has any investment equal to 5% or more of the outstanding voting securities in any corporation, business or other person that is a direct competitor of the Seller.

         Section 5.24 Certain Payments. Neither the Seller, nor any director, officer or employee of the Seller, or the Shareholders, has paid or caused to be paid, directly or indirectly, in connection with the Business of the Seller, to any government or agency thereof or any agent of any supplier or customer (a) any bribe, kick-back or other similar payment; or (b) any material contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

         Section 5.25      Government Inquiries. Except as set forth on Schedule
5.25 hereto, there have been no material inspection reports, questionnaires, inquiries, demands or requests for information received by the Seller from, or any material statement, report or other document filed by the Seller with, the federal government or any federal administrative agency (including but not limited to, the FAA, JAA, Department of Transportation, National Transportation Safety Board, Justice Department, Internal Revenue Service, Department of
Labor, Occupational Safety and Health Administration, Federal Trade Commission, National Labor Relations Board, and Interstate Commerce Commission), Dade County, Florida Department of Environmental Regulatory Management, any state securities administrator or any local or state taxing authority.

         Section 5.26 Other Transactions. Neither the Seller nor any Shareholder has entered into any agreements or arrangements and there are no pending offers or discussions concerning or providing for the merger, sale or consolidation of the Seller or all or any substantial portion of the Assets of the Seller, the sale by the Seller or any Shareholder of any securities of the Seller or any similar transaction affecting the Seller or the Shareholders.

         Section 5.27      Tax Matters.

                  (a)      Except as set forth on Schedule 5.27 hereto:

                           (i)      the Seller has timely filed with the
appropriate Tax Authorities all Tax Returns required to be filed under applicable laws and regulations and, as of the date hereof, none of such Tax Returns has been audited.

                           (ii)     all such Tax Returns were true and accurate
in all material respects;

                           (iii)    the Seller has paid all Taxes due and owing
by it (whether or not such Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate Taxing Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholder, creditor, independent contractor or other third party;

                           (iv)     the accrual for Taxes on the Closing Date
Balance Sheet is sufficient to pay in full all liabilities for Taxes of the Seller related to periods up to and including the Closing Date;

                           (v)      the Seller  has been a validly  existing S
corporation within the meaning of Sections 1361 and 1362 of the Code at all times since January 1, 1992, and will continue to be an S corporation up to and including the date immediately preceding the Closing Date;

                           (vi)     the Seller has disclosed in its federal
income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

                  (b) There are no Liens on any Assets that arose in connection with any failure or alleged failure to pay any Tax.

                  (c)      To the Knowledge of the Seller or the Shareholders:

                           (i)      there are no foreign, federal, state or
local Tax audits or administrative or judicial proceedings threatened, pending or being conducted with respect to the Seller;

                           (ii)     no information related to Tax matters has
been requested by any foreign, federal, state or local Taxing Authority and no written notice indicating an intent to open an audit or other review has been received by the Seller from any foreign, federal, state or local Taxing Authority; and

                           (iii)    there are no material unresolved claims
concerning the Seller's Tax liability.

                  (d) To the Knowledge of the Seller or the Shareholders, no claim has been made by any Taxing Authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction as a withholding agent or otherwise.

                  (e) No waivers of statutes of limitation have been given or requested with respect to the Seller in connection with any Tax Returns covering the Seller, except where such waiver would not have a Material Adverse Effect on the Seller.

                  (f) The Seller does not expect any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed.

                  (g) The Seller has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; nor has the Seller agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Seller. Neither the Seller nor the Shareholders have any Knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or have any Knowledge with respect to any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Business or operations of the Seller.

                  (h) The Seller has not made an election under Section 341(f) of the Code.

                  (i) The Seller is not liable for the Taxes of another person.

                  (j) The Seller is not a party to any Tax sharing agreement.

                  (k) The Seller shall prepare or cause to be prepared and file or cause to be filed all federal, state, local and foreign income Tax Returns for the Seller for tax periods ending on or prior to, or including, the Closing Date which are filed after the Closing Date. The Seller shall permit the Purchaser to review and comment on each such Tax Return described in the preceding sentence prior to filing and the Purchaser shall have the right to approve each such Tax Return that is not prepared in accordance with past practices or affects the Purchaser. In the event that the Seller has not been notified by the Purchaser within 10 business days of the Purchaser's receipt of any Tax Return that the Purchaser intends to review and comment on such Tax Return, such Tax Return shall be deemed approved by the Purchaser and the Seller shall be permitted to file such Tax Return with the appropriate Governmental Authority.

                  (l) The Purchaser, the Seller and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.27 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

         Section 5.28 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by each of the Seller and the Shareholders and each of the Seller and the Shareholders has all requisite power and legal authority to (i) execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, (ii) consummate the transactions contemplated hereby and by the Collateral Agreements, and (iii) perform its obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which each of the Seller and the Shareholders is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Seller and the Shareholders, enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equity remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

         Section 5.29      Investment Representations.

                  (a) The Seller, and following the distribution of the AVTEAM Shares to the Shareholders, each of the Shareholders will be acquiring the AVTEAM Shares for its own account and not on behalf of any other person; the Seller and each Shareholder are aware and acknowledge that the AVTEAM Shares have not been registered under the Securities Act, and may not be offered or sold unless the AVTEAM Shares are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available;

                  (b) The Seller and each Shareholder have been furnished all information that each deems necessary to enable them to evaluate the merits and risks of an investment in AVTEAM, including but not limited to filings made by AVTEAM with the SEC, including the most recent filing by AVTEAM on its Form S-1 Registration Statement dated May 29, 1998 and Form 10-K, and all of its press releases and filings on Schedule 14A and Forms 10-Q or 8-K since the end of AVTEAM's last fiscal year end; the Seller and each Shareholder have had a reasonable opportunity to ask questions of and receive answers from AVTEAM concerning AVTEAM and the AVTEAM Shares, and all such questions, if any, have been answered to the full satisfaction of the Seller and each Shareholder;

                  (c) No person or entity other than the Seller and each Shareholder has (i) any rights in and to the AVTEAM Shares, which rights were obtained through or from the Seller and each Shareholder or (ii) any rights to acquire the AVTEAM Shares, which rights were obtained through or from the Seller and each Shareholder;

                  (d) The Seller and each Shareholder have such Knowledge and expertise in financial and business matters (including Knowledge and expertise in the aviation industry) that each of them is capable of evaluating the merits and risks involved in an investment in the AVTEAM Shares; and the Seller and each Shareholder are financially able to bear the economic risk of the investment in the AVTEAM Shares, including a total loss of such investment;

                  (e) The Seller and each Shareholder represent that each of them has adequate means of providing for each of their current needs and have no need for liquidity in each of their investment in the AVTEAM Shares; the Seller and each Shareholder have no reason to anticipate any material adverse change in each of their financial condition for the foreseeable future;

                  (f) The Seller and each Shareholder are aware that the acquisition of the AVTEAM Shares is an investment involving a risk of loss and that there is no guarantee that the Seller and each Shareholder will realize any gain from this investment, and that the Seller and each Shareholder could lose the total amount of each of their investment;

                  (g) The Seller and each Shareholder understand that no United States federal or state agency has made any finding of determination regarding the fairness of the offering of the AVTEAM Shares for investment, or any recommendation or endorsement of the offering of the AVTEAM Shares;

                  (h) The Seller and each Shareholder are acquiring the AVTEAM Shares for investment, with no present intention of dividing or allowing others to participate in such investment or of reselling, or otherwise participating, directly or indirectly, in a distribution of the AVTEAM Shares, and shall not make any sale, transfer or pledge thereof without registration under the Securities Act and any applicable securities laws of any state or unless an exemption from registration is available;

                  (i) Except as set forth herein, no representations or warranties have been made to the Seller or any Shareholder by AVTEAM or any agent, employee or Affiliate of AVTEAM, and in entering into this transaction the Seller and each Shareholder are not relying upon any information, other than from the results of independent investigation by the Seller and each Shareholder;

                  (j) The Seller and each Shareholder understand that the AVTEAM Shares are being offered to each of them in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that AVTEAM is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Seller and each Shareholder set forth herein in order to determine the applicability of such exemptions and the suitability of the Seller and each Shareholder to acquire the AVTEAM Shares; and

                  (k) The Seller and each Shareholder will not sell, assign or transfer any of the AVTEAM Shares except (i) pursuant to an effective registration statement under the Securities Act, (ii) in a transaction which, in the opinion of the general counsel of AVTEAM, or other counsel reasonably satisfactory to AVTEAM, is not required to be registered under the Securities Act.

                                   EXHIBIT F

                  FORM OF OPINION OF COUNSEL TO THE PURCHASER

                  (a) AVTEAM and AVTEAM Sub are corporations validly existing and in good standing under the laws of the State of Florida, and have qualified to do business as foreign corporations in each jurisdiction in which each of AVTEAM and AVTEAM Sub conducts its business, except where the failure to so qualify would not have a Material Adverse Effect on AVTEAM or AVTEAM Sub.

                  (b) The Asset Purchase Agreement and the Collateral Agreements have been duly executed and delivered by AVTEAM and AVTEAM Sub to the extent applicable to each as a party thereto, and AVTEAM and AVTEAM Sub have all requisite corporate power and legal authority to execute, deliver and perform the Asset Purchase Agreement and the documents, instruments and agreements contemplated thereby, including the Collateral Agreements, to consummate the transactions contemplated by the Asset Purchase Agreement and by the Collateral Agreements, and to perform fully their obligations thereunder. The Asset Purchase Agreement and each of the Collateral Agreements to which AVTEAM and AVTEAM Sub is a party constitute the legal, valid and binding obligation of AVTEAM and AVTEAM Sub, to the extent applicable to each as a party thereto, enforceable in accordance with their terms.

                  (c) The offer, sale and issuance by AVTEAM of the AVTEAM Shares has been duly authorized by AVTEAM. When delivered against payment therefor as contemplated by the Asset Purchase Agreement, the AVTEAM Shares will be duly and validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof.

                  (d) To our Knowledge, AVTEAM is not subject to any obligation (contingent or otherwise) to issue additional shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), or other securities convertible into or exchangeable for its shares of Class A Common Stock, as a result of the issuance of the AVTEAM Shares to the Seller pursuant to the Purchase Agreement.

                  (e) Subject to the proviso in this paragraph, the issuance of the AVTEAM Shares to the Seller is a transaction exempt from the registration provisions of the federal securities laws and the Florida Securities Act; provided, however, we express no opinion with respect to any contemporaneous or subsequent act or any present intention of the Seller to transfer, assign or grant a security interest in the AVTEAM Shares, or (ii) the effect of such intention or act on the exemptions from registration.

Notes

1. Standard bankruptcy exceptions will be included.
2. Antitrust and securities law opinions will not be included.
3. The foregoing opinions will be subject to the Florida Bar Report on legal opinions.
4. Capitalized terms used in the foregoing opinions have the respective meanings ascribed to such terms in the Asset Purchase Agreement (the "Purchase Agreement").

                                   EXHIBIT G

         FORM OF OPINION OF COUNSEL TO THE SELLER AND THE SHAREHOLDERS

                  (a) The Seller is a corporation validly existing and in good standing under the laws of the State of Florida, and has qualified to do business as a foreign corporation in each jurisdiction in which the Seller conducts its Business, except where the failure to so qualify would not have a Material Adverse Effect on the Seller. The Seller has all required corporate power and authority and Permits necessary to own its Assets and Properties and to carry on its Business as presently conducted.

                  (b) The Asset Purchase Agreement and the Collateral Agreements have been duly executed and delivered by the Seller and the Shareholders and the Seller and the Shareholders have all requisite power and legal authority to execute, deliver and perform the Asset Purchase Agreement and the documents, instruments and agreements contemplated thereby, including the Collateral Agreements, to consummate the transactions contemplated by the Asset Purchase Agreement and by the Collateral Agreements, and to perform fully their obligations thereunder. The Asset Purchase Agreement and each of the Collateral Agreements to which the Seller or the Shareholders is a party constitute the legal, valid and binding obligation of the Seller and the Shareholders, enforceable in accordance with their terms.

                  (c) The issued and outstanding shares of Seller Capital Stock are owned of record and beneficially by the Shareholders as follows: Leon Sacco, five (5) shares; James Louis McLellan, five (5) shares; and Mark Schuldiner, five (5) shares. The Seller has not issued any other shares of its capital stock and there are no outstanding options, warrants, subscriptions or other rights or obligations to purchase or acquire any of such shares, nor any outstanding securities convertible into or exchangeable for such shares.

                  (d) Neither the execution and delivery of the Asset Purchase Agreement or the Collateral Agreements nor the carrying out of the transactions contemplated thereby will: (i) violate or conflict with any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of the Seller;

                           (ii)     violate any Legal Requirements applicable to
the Seller;

                           (iii)    violate, conflict with, result in a breach
of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Permit or material Contract applicable to the Seller;

                           (iv)     result in the creation of any lien, charge
or other encumbrance on the Assets, Seller Capital Stock or any Property of the Seller; or

                           (v)      require any of the Shareholders or the
Seller to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority which has not been obtained or made prior to the date hereof. Any and all consents to the transactions contemplated by the Asset Purchase Agreement required to be obtained by the Seller have been obtained.

                  (e) No suit, action or other proceeding is pending or threatened before any Governmental Authority seeking to restrain the Seller or any of the Shareholders or prohibit their entry into the Asset Purchase Agreement or the Collateral Agreements or prohibit the Closing, or seeking damages against the Seller or its Assets or Properties, as a result of the consummation of the transactions contemplated by the Asset Purchase Agreement or the Collateral Agreements.

                  (f) No claims, actions, suits, investigations or proceedings against the Seller are pending or, to counsel's knowledge, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that could reasonably be expected to have a Material Adverse Effect (whether covered by insurance or not) on the Seller.


Notes

1.  Standard bankruptcy exceptions will be accepted.
2. Capitalized terms used in the foregoing opinions have the respective meanings ascribed to such terms in the Asset Purchase Agreement (the "Asset Purchase Agreement").

                                  SCHEDULE 4.3

                          PURCHASER REQUIRED CONSENTS

Prior to the closing of the transactions contemplated by the Asset Purchase Agreement, AVTEAM is required to obtain (i) the consent and waiver of NationsBank, N.A. and the other syndicate lenders under AVTEAM's existing credit facility and (ii) the consent of the Federal Aviation Administration and Joint Aviation Authorities.